UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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MOCON, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2007 ANNUAL MEETING OF SHAREHOLDERS

MOCON, INC.
7500 BOONE AVENUE NORTH
MINNEAPOLIS, MINNESOTA 55428

TO THE SHAREHOLDERS OF MOCON, INC.:

You are cordially invited to attend our Annual Meeting of Shareholders to be held on Thursday, May 17, 2007, at 4:00 p.m., CDT, at MOCON’s headquarters which are located at 7500 Boone Avenue North, Minneapolis, Minnesota 55428.

The formal notice of meeting, proxy statement and form of proxy are enclosed.

Whether or not you plan to attend the meeting, please date, sign and return the enclosed proxy in the envelope provided as soon as possible so that your vote will be recorded.

Very truly yours,

Robert L. Demorest
Chairman of the Board,
President and Chief Executive Officer

April 13, 2007

PLEASE SIGN, DATE AND RETURN
THE ENCLOSED PROXY PROMPTLY
TO SAVE US THE EXPENSE
OF ADDITIONAL SOLICITATION.

MOCON, INC.
7500 BOONE AVENUE NORTH
MINNEAPOLIS, MINNESOTA 55428

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 17, 2007

TO THE SHAREHOLDERS OF MOCON, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of MOCON, Inc., a Minnesota corporation, will be held on Thursday, May 17, 2007, at 4:00 p.m., CDT, at MOCON’s headquarters which are located at 7500 Boone Avenue North, Minneapolis, Minnesota 55428, for the following purposes:

1.                To elect nine directors to serve until our next annual meeting of shareholders or until their respective successors are elected and qualified.

2.                To consider a proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

3.                To consider and act upon such other matters as may properly come before the meeting or any adjournment of the meeting.

The close of business on March 22, 2007 has been fixed as the record date for the determination of shareholders who are entitled to vote at the meeting or any adjournments of the meeting.

By Order of the Board of Directors

Darrell B. Lee
Vice President, Chief Financial Officer, Treasurer and Secretary

Dated: April 13, 2007

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. NO ADMISSION TICKET OR OTHER CREDENTIALS WILL BE NECESSARY. IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING BY MARKING, SIGNING, DATING AND MAILING YOUR PROXY IN THE REPLY ENVELOPE PROVIDED.

MOCON, INC.
7500 Boone Avenue North
Minneapolis, MINNESOTA 55428

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
MAY 17, 2007

The Board of Directors of MOCON, Inc. is soliciting your proxy for use at the 2007 Annual Meeting of Shareholders on Thursday, May 17, 2007. The Notice of Annual Meeting, this proxy statement and the enclosed form of proxy are being mailed to shareholders beginning on or about April 13, 2007.

INFORMATION CONCERNING THE ANNUAL MEETING

Date, Time, Place and Purposes of Meeting

The Annual Meeting of the Shareholders of MOCON, Inc. a Minnesota corporation, will be held on Thursday, May 17, 2007, at 4:00 p.m., CDT, at MOCON’s headquarters which are located at 7500 Boone Avenue North, Minneapolis, Minnesota 55428, or at any adjournment or adjournments of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

Who Can Vote

Only holders of our common stock of record at the close of business on March 22, 2007 will be entitled to notice of, and to vote at, the Annual Meeting. On March 22, 2007, there were 5,480,104 shares of our common stock outstanding. Each outstanding share on that date entitles its holder to one vote, in person or by proxy, on each matter to be voted on at the Annual Meeting.

How You Can Vote

Your vote is important. If you are a shareholder whose shares are registered in your name, you may vote your shares in person at the meeting or by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this proxy statement.

You are solicited on behalf of our Board of Directors to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if your returned proxy card is mailed within the United States.

If you return your signed proxy card before the Annual Meeting, the named proxies will vote your shares as you direct. You have three choices on each matter to be voted on.

For the election of directors, you may vote:

•       FOR the nine nominees for director,

•       WITHHOLD your vote from the nine nominees for director or

•       WITHHOLD your vote from one or more of the nine nominees for director.

For the other proposals you may vote:

•       FOR the proposal,

•       AGAINST the proposal or

•       ABSTAIN from voting on the proposal.

If you send in your proxy card, but do not specify how you want to vote your shares, the proxies will vote your shares FOR all nine nominees for director and FOR the other proposal set forth in the Notice of Annual Meeting.

How Does the Board Recommend that I Vote

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSAL SET FORTH IN THE NOTICE OF MEETING AND FOR EACH OF THE NOMINEES FOR DIRECTOR NAMED IN THIS PROXY STATEMENT.

How You May Revoke or Change Your Vote

Any shareholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting by giving written notice of such revocation to our Corporate Secretary, by filing a revoking instrument or duly executed proxy bearing a later date with our Corporate Secretary, or by appearing at the Annual Meeting and voting in person.

Quorum Requirement

Our Bylaws provide that the presence at the Annual Meeting, in person or by proxy, of the holders of 33 1/3% of the outstanding shares of our common stock entitled to vote at the meeting (1,826,702 shares) is required for a quorum for the transaction of business. In general, shares of our common stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum. Shares represented by proxies marked “Abstain” or “Withheld” are counted in determining whether a quorum is present. In addition, a “broker non-vote” is considered in determining whether a quorum is present. A “broker non-vote” is a proxy returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received by the broker from the customer, and the broker does not have discretionary authority to vote on behalf of such customer on such matter.

Vote Required

Our Articles of Incorporation provide that the election of a nominee for director, the approval of the proposal to ratify the selection of our independent registered public accounting firm, and any other proposals that may come before the Annual Meeting described in this proxy statement, require the affirmative vote of the holders of a majority of the shares present and entitled to vote in person or by proxy on that matter.

If your shares are held in “street name” and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares on certain “routine” matters that include the election of directors (Proposal One) and the ratification of the selection of our independent registered public accounting firm (Proposal Two). If you do not direct your broker how to vote on a proposal that is not considered a routine matter, your broker may not exercise discretion and may not vote your shares. This is called a “broker non-vote.”  “Broker non-votes” are not considered to be entitled to vote, and will therefore not be counted in determining the votes cast on that matter, although broker non-votes are considered in determining whether a quorum is present. Abstentions and withheld votes will be counted, and will have the effect of a negative vote.

Proxy Solicitation Costs

We will bear the cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of our common stock. In addition to solicitation by mail, our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, electronic transmission, and personally. We may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of our common stock.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement for the 2007 Annual Meeting of Shareholders or 2006 annual report to shareholders may have been sent to multiple shareholders in each household. We will promptly deliver a separate copy of either document to any shareholder upon written or oral request to MOCON, Inc., Attention:  Chief Financial Officer, 7500 Boone Avenue North, Minneapolis, Minnesota 55428, telephone: (763) 493-6370. Any shareholder who wants to receive separate copies of our proxy statement or annual report to shareholders in the future, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact the shareholder’s bank, broker, or other nominee record holder, or the shareholder may contact MOCON at the above address and phone number.

Procedures at the Annual Meeting

The presiding officer at the Annual Meeting will determine how business at the Annual Meeting will be conducted. Only matters brought before the Annual Meeting in accordance with our Bylaws will be considered.

Only a natural person present at the Annual Meeting who is either one of our shareholders or is acting on behalf of one of our shareholders may make a motion or second a motion. A person acting on behalf of a shareholder must present a written statement executed by the shareholder or the duly authorized representative of the shareholder on whose behalf the person purports to act.

PRINCIPAL SHAREHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 22, 2007 unless otherwise noted by (a) each shareholder who is known to us to own beneficially more than 5% of the outstanding shares of our common stock, (b) each director and each executive officer named in the Summary Compensation Table and (c) all of our executive officers and directors as a group.

Shares are deemed to be “beneficially owned” by a person or entity if such person or entity, directly or indirectly, has sole or shared power to vote or to direct the voting of such shares or sole or shared power to dispose or direct the disposition of such shares. Except as otherwise indicated, we believe that each of the beneficial owners of our common stock listed below, based on information provided by such person, has sole dispositive and voting power with respect to such person’s shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group. The ownership percentages are based on 5,480,104 shares outstanding as of March 22, 2007.

	Shares of Common Stock Beneficially Owned
Name	Amount(1)		Percent of Class
FMR Corp.	331,401	(2)	6.1%
Robert L. Demorest	311,040	(3)	5.5%
Dean B. Chenoweth	61,423		1.1%
Donald N. DeMorett	0		*
J. Leonard Frame	26,648	(4)	*
Robert F. Gallagher	3,500		*
Daniel W. Mayer	153,158		2.8%
Ronald A. Meyer	135,403	(5)	2.5%
Richard A. Proulx	29,125		*
Tom C. Thomas	19,500		*
Darrell B. Lee	6,125		*
Dane D. Anderson	1	(6)	*
Douglas J. Lindemann	55,000	(7)	1.0%
All current directors and executive officers as a group (12 persons)	800,923	(8)	13.5%

*                    Less than one percent.

(1)          Includes the following number of shares issuable upon exercise of stock options exercisable within 60 days of March 22, 2007:  Mr. Demorest:  168,250 shares; Mr. Chenoweth: 18,500 shares; Mr. Frame:  18,500 shares; Mr. Gallagher: 3,500 shares; Mr. Mayer: 84,000 shares; Mr. Meyer: 44,000 shares; Mr. Proulx: 18,500 shares; Mr. Thomas: 18,500 shares; Mr. Lee: 6,125 shares; Mr. Lindemann: 53,500 shares; and all current directors and executive officers as a group: 433,375 shares.

(2)          These shares are deemed to be beneficially owned by FMR Corp., Edward C. Johnson, 3d, Abigail P. Johnson, Fidelity Management & Research Company, and Fidelity Low Priced Stock Fund, which each have sole investment power over the shares. Fidelity Low Priced Stock Fund has sole voting power over the shares. This information is based upon the Schedule 13G/A filed on February 14, 2005 by FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson, Fidelity Management & Research Company, and Fidelity Low Price Stock Fund as a group. The address of each of these reporting persons is 82 Devonshire Street, Boston, MA 02109.

(3)          Includes 118,775 shares owned beneficially by Mr. Demorest and his wife jointly as to which he shares voting and investment power. Mr. Demorest’s address is 7500 Boone Avenue North, Minneapolis, MN 55428.

(4)          Includes 8,148 shares owned beneficially by Mr. Frame and his wife jointly as to which he shares voting and investment power.

(5)          Includes 91,403 shares owned beneficially by certain trusts as to which Mr. Meyer shares voting and investment power.

(6)          Mr. Anderson resigned as Vice President, Chief Financial Officer, Treasurer and Secretary effective as of January 23, 2006.

(7)          Includes 1,500 shares owned beneficially by a trust as to which Mr. Lindemann shares voting and investment power.

(8)          Includes an aggregate of 219,826 shares as to which voting and investment power are shared or may be deemed to be shared by certain directors and executive officers and 433,375 shares issuable upon exercise of options exercisable as of March 22, 2007 or within 60 days thereafter, held by these individuals.

Proposal ONE—ELECTION OF DIRECTORS

Number of Directors

Our Bylaws provide that the number of our directors to be elected at each annual meeting of shareholders shall be the number elected by our shareholders at our last annual meeting of shareholders or the number set by resolution of our Board of Directors. Eight directors were elected at our 2006 Annual Meeting of Shareholders; however, our Board, upon recommendation of the Nominating Committee, subsequently approved a resolution setting the number of directors at nine in October 2006. Donald N. DeMorett was elected as a director in October 2006 to fill the vacancy created as a result of our Board’s decision to increase the number of directors to nine. Therefore, the number of directors to be elected at the Annual Meeting will be nine.

Nominees for Director

Our Board, upon recommendation of the Nominating Committee, has nominated the nine individuals identified below to serve as directors until our 2008 annual meeting of shareholders or until their respective successors have been elected and qualified.

Robert L. Demorest	Dean B. Chenoweth
Donald N. DeMorett	J. Leonard Frame
Robert F. Gallagher	Daniel W. Mayer
Ronald A. Meyer	Richard A. Proulx
Tom C. Thomas

All of the nominees are current members of our Board.

Board Recommendation

Our Board recommends a vote FOR the election of each of the nine nominees identified above. In absence of other instructions, the proxies will be voted FOR the election of each of the nine nominees named above. If, prior to the Annual Meeting, our Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by our Board. Alternatively, the proxies, at our Board’s discretion, may be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. Our Board has no reason to believe that any of the nominees will be unable to serve.

Information About Board Nominees

The following information has been furnished to us, as of March 22, 2007, by the persons who have been nominated for election to our Board of Directors.

Name of Nominee	Age	Principal Occupation	Director Since
Robert L. Demorest	61	Chairman of the Board, President and Chief Executive Officer of MOCON, Inc.	1995
Dean B. Chenoweth	85	Retired Executive Vice President of Advantek, Inc.	1980
Donald N. DeMorett	48	President and Chief Executive Officer of Mid-Minnesota Wire	2006
J. Leonard Frame	82	Chairman of Phoenix Solutions Co.	1983
Robert F. Gallagher	51	Chief Financial Officer of Stratasys, Inc.	2005
Daniel W. Mayer	56	Executive Vice President and Chief Technical Officer of MOCON, Inc.	2000
Ronald A. Meyer	56	Vice President of MOCON, Inc.	2000
Richard A. Proulx	73	Independent Consultant	1991
Tom C. Thomas	47	Partner, Pillsbury Winthrop Shaw Pittman LLP	1997

Additional Information About Board Nominees

Robert L. Demorest has been our President, Chief Executive Officer and Chairman of the Board since April 2000. Prior to that time, Mr. Demorest had been our President for more than five years.

Dean B. Chenoweth is retired. Prior to his retirement in 2003, Mr. Chenoweth served as Executive Vice President of Advantek, Inc., a packaging product company, for more than five years.

Donald N. DeMorett has served as President and Chief Executive Officer of Mid-Minnesota Wire, a manufacturer of commercial storage systems, since March 2007. Prior to that time, Mr. DeMorett served as a business management consultant specializing in strategic planning and organizational development for primarily manufacturing companies. From 2001 until 2005, Mr. DeMorett served as the President of Robert Bosch Packaging Technology, Inc., a wholly owned subsidiary of the Robert Bosch Corporation that specializes in packaging solutions for the pharmaceutical, food and confectionery industries and which is part of the global Packaging Technology Division of Robert Bosch GmbH. From 1995 until 2001, Mr. DeMorett was the President of Bosch Packaging Technology, N.A.—Pharmaceutical Operations. Mr. DeMorett also previously served as President of TL Systems Corporation, a privately held company dedicated to manufacturing and marketing pharmaceutical packaging machinery, which was acquired by Bosch in May 1995.

J. Leonard Frame has served as Chairman of Phoenix Solutions Co., a designer and manufacturer of high temperature heating equipment, for more than five years.

Robert F. Gallagher has served as Chief Financial Officer of Stratasys, Inc., a developer and manufacturer of rapid prototyping systems, since March 2005. Prior to that time, Mr. Gallagher served as Chief Financial Officer of IntriCon Corporation, formerly Selas Corporation of America, a designer, engineer and manufacturer of microminiaturized medical and electronic products, from October 2003 to March 2005, and Chief Financial Officer of Visionics Corporation from October 2000 to October 2003.

Daniel W. Mayer has been our Executive Vice President and Chief Technical Officer for more than five years.

Ronald A. Meyer has been a Vice President for us for more than five years. From 1995 to April 2000, Mr. Meyer also served as our Chief Financial Officer, Treasurer and Secretary.

Richard A. Proulx has served as an Independent Consultant for more than five years.

Tom C. Thomas has been a partner at Pillsbury Winthrop Shaw Pittman LLP, a law firm, since March 2003. Prior to that time, Mr. Thomas had been a partner at Oppenheimer Wolff & Donnelly LLP, a law firm, for more than five years. Oppenheimer Wolff & Donnelly LLP has provided, and is expected to continue to provide, certain legal services for us.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors consists of six independent directors and three members of our senior management team. Each of our directors, except for Robert L. Demorest, Daniel W. Mayer and Ronald A. Meyer, is an “independent director” under the Marketplace Rules of the Nasdaq Global Market System. Nasdaq’s independence definition includes a series of objective tests. For example, an independent director may not be employed by us and may not engage in certain types of business dealings with our company. In addition, as further required by Nasdaq’s rules, our Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and by our company with regard to each director’s business and personal activities as they may relate to our company and our management.

Information about Our Board and its Committees

Our business and affairs are managed by our Board. Our Board met four times and took action by written consent four times during 2006. Committees established by our Board consist of the Audit Committee, the Compensation Committee and the Nominating Committee, each of which has the composition and responsibilities described below. Our Board may from time to time establish other Board committees to facilitate the management of our company and may change the composition and the responsibilities of our existing committees. All of our directors attended 88% or more of the aggregate meetings of our Board and all Board committees on which they served during 2006.

Audit Committee

Responsibilities.   The primary function of the Audit Committee is to provide assistance to our Board in fulfilling its oversight responsibility relating to our consolidated financial statements and the financial reporting process, our systems of internal accounting, financial and disclosure controls, the annual independent audit of our consolidated financial statements and our legal compliance and ethics programs as established by management and our Board. The Audit Committee has sole authority to appoint, retain, oversee and compensate the work of our independent registered public accounting firm and must pre-approve all audit services and permissible non-audit services to be performed for us by our independent registered public accounting firm, subject to de minimis exceptions under federal securities laws.

The Audit Committee operates under a written charter adopted by our Board. A printed copy of such charter can be found on the Investors—Corporate Governance—Board Committees section of our corporate website at www.mocon.com and is available to any shareholder upon request to our Corporate Secretary at MOCON, Inc., 7500 Boone Avenue North, Minneapolis, Minnesota 55428 or by telephone at (763) 493-6370.

The Audit Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Composition.   The current members of the Audit Committee are Donald N. DeMorett, Robert F. Gallagher and Richard A. Proulx. Mr. Proulx is the chair of the Audit Committee. From January 1, 2006 to October 16, 2006, prior to Mr. DeMorett’s appointment to the Audit Committee, Dean B. Chenoweth served as a member of the Audit Committee.

Each member of the Audit Committee qualifies as “independent” for purposes of membership on the Audit Committee pursuant to the Marketplace Rules of the Nasdaq Global Market System and the rules and regulations of the Securities and Exchange Commission and is “financially literate” as required by the Marketplace Rules of the Nasdaq Global Market System. In addition, our Board has determined that Mr. Proulx qualifies as an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission and meets the qualifications of “financial sophistication” under the Marketplace Rules of the Nasdaq Global Market System as a result of his experience as a certified public accountant for over 35 years. Other members of the Audit Committee who have served as chief executive officers or chief financial officers of public companies or have similar experience or understanding with respect to certain accounting and auditing matters may also be considered audit committee financial experts. Shareholders should understand that these designations related to our Audit Committee members’ experience and understanding with respect to certain accounting and auditing matters do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of the Audit Committee or of our Board.

Meetings and Other Information.   The Audit Committee met five times and took action by written consent one time during 2006. At four of these meetings, the Audit Committee met in private session with our independent registered public accounting firm. Additional information regarding the Audit Committee and our independent registered public accounting firm is disclosed under headings entitled “Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm” and the “Audit Committee Report” included elsewhere in this proxy statement.

Nominating Committee

Responsibilities.   The primary function of the Nominating Committee is to assist our Board by identifying individuals qualified to become members of our Board and recommending director nominees for each annual meeting of shareholders and to fill any vacancies that may occur between meetings of the shareholders.

The Nominating Committee operates under a written charter adopted by our Board. A printed copy of such charter can be found on the Investors—Corporate Governance—Board Committees section of our corporate website at www.mocon.com and is available to any shareholder upon request to our Corporate Secretary at MOCON, Inc., 7500 Boone Avenue North, Minneapolis, Minnesota 55428 or by telephone at (763) 493-6370.

The Nominating Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Composition.   The current members of the Nominating Committee are Dean B. Chenoweth and Tom C. Thomas. Mr. Thomas is the chair of the Nominating Committee. Each of Messrs. Chenoweth and Thomas is considered “independent” under the Marketplace Rules of the Nasdaq Global Market System.

Director Nominations Process.   In selecting nominees for our Board, the Nominating Committee first determines whether the incumbent directors whose terms expire at the meeting are qualified to serve, and wish to continue to serve, on our Board. The Nominating Committee believes that MOCON and its shareholders benefit from the continued service of qualified incumbent directors because those directors have familiarity with and insight into our corporate affairs that they have accumulated during their tenure with the company. Appropriate continuity of Board membership also contributes to our Board’s ability to work as a collective body. Accordingly, it is the practice of the Nominating Committee, in general, to re-nominate an incumbent director whose term expires at the upcoming annual meeting of shareholders if the director wishes to continue his or her service with our Board, the director continues to satisfy the Nominating Committee’s criteria for membership on our Board, the Nominating Committee believes the director continues to make important contributions to our Board, and there are no special, countervailing considerations against re-nomination of the director.

In identifying and evaluating new candidates for election to our Board, the Nominating Committee will solicit recommendations for nominees from persons whom the Nominating Committee believes are likely to be familiar with qualified candidates having the qualifications, skills and characteristics required for Board nominees from time to time. Such persons may include members of our Board and our senior management. For example, Mr. Demorest recommended to the Nominating Committee Mr. DeMorett as a potential new candidate for election to our Board. In addition, the Nominating Committee may engage a search firm to assist it in identifying qualified candidates. The Nominating Committee will review and evaluate each candidate whom it believes merits serious consideration, taking into account available information concerning the candidate, any qualifications or criteria for Board membership established by the Nominating Committee, the existing composition of our Board, and other factors that it deems relevant. In conducting its review and evaluation, the Nominating Committee may solicit the views of our management, other Board members, and any other individuals it believes may have insight into a candidate. The Nominating Committee may designate one or more of its members and/or other Board members to interview any proposed candidate.

The Nominating Committee will consider recommendations for the nomination of directors submitted by our shareholders. For more information, see the information set forth under the heading “Shareholder Proposals for 2008 Annual Meeting.”  The Nominating Committee will evaluate candidates recommended by shareholders in the same manner as those recommended as stated above, except that the Nominating Committee may consider, as one of the factors in its evaluation of shareholder recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group in the equity of MOCON.

There are no formal requirements or minimum qualifications that a candidate must meet in order for the Nominating Committee to recommend the candidate to our Board. The Nominating Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of our company and our Board. However, in evaluating candidates, there are a number of criteria that the Nominating Committee generally views as relevant and is likely to consider. Some of these factors include whether the candidate is an “independent director” under the Marketplace Rules of the Nasdaq Global Market System and meets any other applicable independence tests under the federal securities laws and rules and regulations of the Securities and Exchange Commission; whether the candidate is “financially sophisticated” and otherwise meets the requirements for serving as a member of an audit committee under the Marketplace Rules of the Nasdaq Global Market System; whether the candidate is an “audit committee financial expert” under the federal securities laws and the rules and regulations of the Securities and Exchange Commission; the needs of our company with respect to the particular talents and experience of its directors; the personal and professional integrity and reputation of the candidate; the candidate’s level of education and business experience; the candidate’s broad-based business acumen; the candidate’s level of understanding of our business and its industry; the fit of the candidate’s skills and personality with those of other directors and potential directors in building a board that is effective and responsive to the needs of our company; whether the candidate possesses strategic thinking and a willingness to share ideas; the candidate’s diversity of experiences, expertise and background; the candidate’s ability to represent the interests of all shareholders and not a particular interest group; and the candidate’s willingness to devote adequate time to work for our Board and its committees.

Meetings and Other Information.   The Nominating Committee met two times during 2006. Additional information regarding the Nominating Committee and its process for nominating directors for our 2008 annual meeting of shareholders can be found under the heading “Shareholder Proposals for 2008 Annual Meeting” included elsewhere in this proxy statement.

Compensation Committee

Responsibilities.   The primary functions of the Compensation Committee are to provide assistance to our Board in fulfilling its oversight responsibility relating to compensation of our Chief Executive Officer and other executive officers and to administer our equity compensation plans and review, assess and approve overall strategies for attracting, developing, retaining and motivating our management and employees. In addition, the Compensation Committee must review and discuss with management the “Compensation Discussion and Analysis” section and based on such review and discussions make a recommendation to our Board as to whether the “Compensation Discussion and Analysis” section should be included in our annual meeting proxy statement in accordance with applicable rules and regulations of the SEC and any other applicable regulatory bodies.

The Compensation Committee operates under a written charter adopted by our Board. A printed copy of such charter can be found on the Investors—Corporate Governance—Board Committees section of our corporate website at www.mocon.com and is available to any shareholder upon request to our Corporate Secretary at MOCON, Inc., 7500 Boone Avenue North, Minneapolis, Minnesota 55428 or by telephone at (763) 493-6370.

The Compensation Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Composition.   The current members of the Compensation Committee are J. Leonard Frame and Tom C. Thomas. Mr. Frame is the chair of the Compensation Committee. Each of Messrs. Frame and Thomas is considered “independent” under the Marketplace Rules of the Nasdaq Global Market System.

Processes and Procedures for Consideration and Determination of Executive Compensation.   Our Board has delegated to the Compensation Committee the responsibility, among other things, to determine any and all compensation payable to our executive officers, including annual salaries, incentive compensation, long-term incentive compensation and any other compensation, and to administer our equity and incentive compensation plans applicable to our executive officers. Decisions regarding executive compensation made by the Compensation Committee are considered final and are not generally subject to Board review or ratification. Under the terms of its formal written charter, the Compensation Committee has the power and authority to delegate any of its duties and responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. Historically, the Compensation Committee has not generally delegated any of its duties and responsibilities to subcommittees, but rather has taken such actions as a committee, as a whole.

Neither the Compensation Committee nor MOCON engaged any consultants during 2006 to assist the Compensation Committee in the performance of its duties.

Our Chairman, President and Chief Executive Officer assists the Compensation Committee in gathering compensation related data regarding our executive officers and makes recommendations to the Compensation Committee regarding the form and amount of compensation to be paid to each executive officer (other than himself). In making its final decisions regarding the form and amount of compensation to be paid to our executive officers, the Compensation Committee considers the recommendations of our Chairman, President and Chief Executive Officer, but also considers other factors, such as its own views as to the form and amount of compensation to be paid, competitive compensation surveys and studies, the achievement by the company of financial and earnings objectives, the general performance of the company and the individual officers, the performance of the company’s stock price and other factors that may be relevant. As required by the Marketplace Rules of the Nasdaq Global Market System final deliberations and decisions by the Compensation Committee concerning executive officer compensation, including compensation to be paid to our Chairman, President and Chief Executive Officer, are made by the Compensation Committee, without the presence of the Chairman, President and Chief Executive Officer or any other executive officer of our company.

Meetings and Other Information.   The Compensation Committee met six times and took action by written consent two times during 2006. Additional information regarding the Compensation Committee is disclosed under the headings entitled “Compensation Discussion and Analysis” and “Compensation Committee Report” included elsewhere in this proxy statement.

Policy Regarding Director Attendance at Annual Meetings of Shareholders

It is the policy of our Board that directors standing for re-election are strongly encouraged, but not required, to attend our annual meeting of shareholders. At our 2006 annual meeting of shareholders, all of our then eight directors were present.

Process Regarding Shareholder Communications with Board of Directors

Shareholders may communicate with our Board or any one or more particular directors by sending correspondence, addressed to our Corporate Secretary, MOCON, Inc., 7500 Boone Avenue North, Minneapolis, MN 55428 with an instruction to forward the communication to our Board of Directors or any one or more particular directors. Our Corporate Secretary will promptly forward all such shareholder communications to our Board or any one or more particular directors, with the exception of any advertisements, solicitations for periodical or other subscriptions and other similar communications.

DIRECTOR COMPENSATION

Summary of Cash and Other Compensation

The following table provides summary information concerning the compensation of each individual who served as a director of our company during the year ended December 31, 2006, other than Robert L. Demorest, our Chairman, President and Chief Executive Officer, and Daniel W. Mayer, our Executive Vice President and Chief Technical Officer, whose compensation is described under the heading “Executive Compensation” included elsewhere in this proxy statement.

DIRECTOR COMPENSATION—2006

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	All Other Compensation ($)(4)		Total ($)
Dean B. Chenoweth	$11,400	$7,385	$0		$18,785
Donald N. DeMorett(5)	2,300	0	0		2,300
J. Leonard Frame	10,400	7,385	0		17,785
Robert F. Gallagher	11,600	7,385	0		18,985
Ronald A. Meyer	0	0	48,609	(6)	48,609
Richard A. Proulx	13,200	7,385	0		20,585
Tom C. Thomas	10,200	7,385	0		17,585

(1)          Reflects the dollar amount recognized for each director for financial statement reporting purposes with respect to the year ended December 31, 2006 in accordance with SFAS 123(R). The dollar amount reflected in the “Option Awards” table above relates solely to vesting of 3,500 shares under the option granted to each of Messrs. Chenoweth, Frame, Gallagher, Proulx and Thomas in December 2005. We refer you to note 9 to our consolidated financial statements for the year ended December 31, 2006 for a discussion of the assumptions made in calculating the dollar amount recognized for each director for financial statement reporting purposes with respect to the year ended December 31, 2006 in accordance with SFAS 123(R).

(2)          The following table provides information regarding each stock option grant to each director during the year ended December 31, 2006:

	Grant	Number of Securities Underlying Options	Exercise Price	Expiration	Grant Date Fair Value of
Name	Date	Granted (#)(a)	($/Share)	Date	Option Awards ($)(b)
Dean B. Chenoweth	12/22/06	3,500	$12.065	12/21/2013	$12,075
Donald N. DeMorett	12/22/06	3,500	12.065	12/21/2013	12,075
J. Leonard Frame	12/22/06	3,500	12.065	12/21/2013	12,075
Robert F. Gallagher	12/22/06	3,500	12.065	12/21/2013	12,075
Ronald A. Meyer	12/22/06	4,000	12.065	12/21/2013	13,560
Richard A. Proulx	12/22/06	3,500	12.065	12/21/2013	12,075
Tom C. Thomas	12/22/06	3,500	12.065	12/21/2013	12,075

(a)          Represents options granted under the MOCON, Inc. 2006 Stock Incentive Plan, the material terms of which are described in more detail below under the heading “Executive

Compensation—Grants of Plan-Based Awards—MOCON, Inc. 2006 Stock Incentive Plan.”   Each of the options granted to the directors in the above table, except the option granted to Mr. Meyer, vests with respect to 100% of the underlying shares of our common stock on December 22, 2007. The option granted to Mr. Meyer vests with respect to 25% of the underlying shares of our common stock on each of March 22, June 22, September 22 and December 22, 2007.

(b)         We refer you to note 9 to our consolidated financial statements for the year ended December 31, 2006 for a discussion of the assumptions made in calculating the grant date fair value of the option awards.

(3)          The following table provides information regarding the aggregate number of options to purchase shares of our common stock outstanding at December 31, 2006 and held by each of the directors listed in the above table:

Name	Aggregate Number of Securities Underlying Options	Exercisable/ Unexercisable	Exercise Price(s)	Expiration Date(s)
Dean B. Chenoweth	22,000	18,500/3,500	$6.16 - 12.07	11/14/10 - 12/28/15
Donald N. DeMorett	3,500	0/3,500	12.07	12/22/13
J. Leonard Frame	22,000	18,500/3,500	6.16 - 12.07	11/14/10 - 12/28/15
Robert F. Gallagher	7,000	3,500/3,500	8.91 - 12.07	12/22/13 - 12/28/15
Ronald A. Meyer	47,000	43,000/4,000	5.16 - 12.07	11/18/07 - 12/28/15
Richard A. Proulx	22,000	18,500/3,500	6.16 - 12.07	11/14/10 - 12/28/15
Tom C. Thomas	22,000	18,500/3,500	6.16 - 12.07	11/14/10 - 12/28/15

(4)          We do not provide perquisites or other personal benefits to our directors.

(5)          Mr. DeMorett became a director in October 2006.

(6)          Includes amounts paid to Mr. Meyer in his capacity as Vice President of our company, as described in more detail below.

Non-Employee Director Compensation Program

Overview.   Our non-employee directors currently consist of Dean B. Chenoweth, Donald N. DeMorett, J. Leonard Frame, Robert F. Gallagher, Richard A. Proulx and Tom C. Thomas. We use a combination of cash and long term equity-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting non-employee director compensation, we follow the process and procedures described below under the heading “—Processes and Procedures for the Determination of Director Compensation.” We also consider the significant amount of time that directors spend in fulfilling their duties to our company, as well as the skill-level required by our company of members of our Board.

We pay each of our non-employee directors a monthly cash retainer, as well as an additional cash payment for each Board meeting or Board committee meeting attended. The chair of the Audit Committee also receives an additional monthly cash retainer. In addition, we grant our non-employee directors stock options upon their initial appointment or election to the Board and thereafter on an annual basis. We reimburse each non-employee director for out-of-pocket expenses incurred in connection with attending Board and Board committee meetings. We do not provide any perquisites or other personal benefits to our non-employee directors. We also maintain the MOCON, Inc. Director Retirement Plan pursuant to which a non-employee director who has served on our Board for at least five years will, upon retirement, receive an amount equal to the annual retainer fee such director would have been entitled to receive during the fiscal year in which such director’s retirement occurs. Each of these elements of our non-employee director compensation program is described in more detail below.

Cash Compensation.   We pay each of our non-employee directors a monthly cash retainer of $600 paid on a monthly basis. In addition, we pay the chair of the Audit Committee an additional monthly cash retainer of $100, paid on a monthly basis. In addition, each of our non-employee directors is paid $400 for each Board meeting or Board committee meeting attended in person and $200 for each Board meeting or Board committee meeting attended via telephone.

Long-Term Equity-Based Incentive Compensation.   We also grant options to purchase shares of our common stock to our non-employee directors. Under our current policy, each non-employee director receives an annual grant of an option to purchase such number of shares of our common stock as is determined by our Compensation Committee at the time the grant is made. The Compensation Committee looks at several factors when determining the number of shares that will be made subject to the annual option grant, considers fees paid to directors of comparable public companies, the number of board and committee meetings that our directors are expected to attend, and other factors that may be relevant. For the past two years, including 2006, each non-employee director received an option to purchase 3,500 shares of our common stock.

We generally make an option grant to our non-employee directors in the last week of December each year. These options will typically have a term of seven years and vest or become exercisable in full one year after the date of grant and have a per share exercise price equal to the average of the high and low sale price of our common stock on the date of grant. Prior to 2006, the options we granted typically had a term of 10 years. We refer you to the table in footnote 2 to the Director Compensation Table above for a summary of all option grants to our non-employee directors during the year ended December 31, 2006. We refer you to footnote 3 to the Director Compensation Table above for a summary of all options to purchase shares of our common stock held by our non-employee directors as of December 31, 2006.

Director Retirement Plan.   Pursuant to the MOCON, Inc. Director Retirement Plan, a non-employee director who has served on our Board for at least five years will, upon retirement, receive an amount equal to the annual retainer fee such director would have been entitled to receive during the fiscal year in which such director’s retirement occurs. This payment, however, will not be made to a director who, following the director’s retirement, continues to serve as a consultant to us. Any amount payable under the retirement plan will be paid as determined by our Board in its sole discretion following such director’s retirement. As of December 31, 2006, all of our current non-employee directors, with the exception of Messrs. DeMorett and Gallagher, were eligible to receive payments pursuant to the retirement plan upon their retirement from our Board.

Compensation Arrangements with Inside Directors

Our inside directors—Robert L. Demorest, Daniel W. Mayer and Ronald A. Meyer—were compensated during 2006 for their services as executive officers of our company. For information relating to compensation awarded to, earned by or paid to Messrs. Demorest and Mayer, see “Executive Compensation” included elsewhere in this proxy statement and for information relating to compensation awarded to, earned by or paid to Mr. Meyer, see the information described below. We do not separately compensate Messrs. Demorest, Mayer and Meyer for their services as directors of our company, although we do reimburse them for any out-of-pocket expenses they incur in connection with attending Board and Board committee meetings. Information regarding stock option grants to Messrs. Demorest and Mayer during the year ended December 31, 2006 is set forth under the heading “Executive Compensation—Grants of Plan-Based Awards” and information regarding all stock options held by Messrs. Demorest and Mayer as of December 31, 2006 is set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year End” included elsewhere in this proxy statement. Information regarding stock option grants to Mr. Meyer during the year ended December 31, 2006 and all stock options held by Mr. Meyer as of December 31, 2006 is described below and reflected in footnotes 2 and 3 to the Director Compensation table above.

Mr. Meyer earned $32,841 in salary and $15,153 in bonus under the MOCON, Inc. Incentive Pay Plan and received $615 in contributions that we made under the MOCON, Inc. Savings and Retirement Plan during the year ended December 31, 2006. As indicated in footnote 2 to the Director Compensation Table above, on December 22, 2006, Mr. Meyer was granted an option to purchase 4,000 shares of our common stock at an exercise price of $12.065 per share, which price represented the average of the high and low sale prices of a share of our common stock on that date. This option vests with respect to 25% of the underlying shares of our common stock on each of March 22, June 22, September 22 and December 22, 2007, and will remain exercisable until December 21, 2013 in accordance with the provisions of the MOCON, Inc. 2006 Stock Incentive Plan. Mr. Meyer exercised an option to purchase 7,500 shares of our common stock at an exercise price of $6.7917 per share on June 22, 2006. Mr. Meyer paid the exercise price of the option by surrendering to us 5,238 shares of our common stock, valued at $9.725 per share based on the average of the high and low sale price of our common stock on the date of exercise. Mr. Meyer did not receive any other compensation during 2006.

Processes and Procedures for the Determination of Director Compensation

Our Board has not delegated to any Board committee the responsibility to review and make recommendations to our Board concerning compensation for non-employee members of our Board, including but not limited to retainers, Board meeting fees, Board committee meeting fees, committee chair fees, equity compensation, benefits and perquisites. Decisions regarding director compensation are made by our entire Board, which has not in the past generally delegated to any Board committee or any one or more directors any duties and responsibilities relating to director compensation.

Our Chairman, President and Chief Executive Officer, with the assistance of our Vice President, Chief Financial Officer, Treasurer and Secretary, assists our Board in gathering compensation related data regarding director compensation. In making decisions regarding compensation to be paid to our non-employee directors, our Board considers fees paid to directors of comparable public companies, the number of board and committee meetings that our directors are expected to attend, and other factors that may be relevant.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The purpose of this “Compensation Discussion and Analysis” section is to discuss the material elements of the compensation awarded to, earned by or paid to our executive officers who are considered “named executive officers” as a result of their officer positions and the amount of compensation they earned during the year ended December 31, 2006. This discussion analyzes the information contained in the tables and related footnotes and narratives under the heading “Executive Compensation” included elsewhere in this proxy statement. In so doing, this discussion describes our compensation philosophy, policies and practices with respect to our named executive officers. Although this discussion focuses primarily on compensation awarded to, earned by and paid to our named executive officers during 2006, this discussion also describes executive compensation actions prior to 2006 and actions taken after 2006 to the extent it enhances the understanding of or gives context to our executive compensation disclosures for 2006.

As described in more detail under the heading “Corporate Governance—Compensation Committee” included elsewhere in this proxy statement, our Board of Directors has delegated to the Compensation Committee the responsibility, among other things, to determine any and all compensation payable to our executive officers, including annual salaries, incentive compensation, long-term incentive compensation and all other compensation, and to administer our equity and incentive compensation plans applicable to our executive officers. The processes and procedures the Compensation Committee use to consider and determine executive compensation are described under the heading “Corporate Governance—Compensation Committee—Processes and Procedures for Consideration and Determination of Executive Compensation” included elsewhere in this proxy statement.

Objectives of Our Executive Compensation Program

Our executive compensation program is designed to:

•       attract and retain executives important to the success of our company and the creation of value for our shareholders;

•       motivate our executives to achieve our desired financial, earnings and other corporate goals and create shareholder value; and

•       reward our executives for the achievement of our desired financial, earnings and other corporate goals, the creation of shareholder value in the short and long term and their contributions, in general, to the success of our company.

Our Philosophy

Our executive compensation program and the decisions of the Compensation Committee are based on the following philosophy and principles:

•       We favor linking a significant component of variable compensation to the attainment of financial and earnings goals and the performance of our stock price over solely fixed compensation.

•       Total compensation should generally increase with position and responsibility. A greater percentage of total compensation should be tied to corporate performance and stock price, and therefore be at risk, as position and responsibility increases. As a result, individuals, such as our named executive officers, with greater roles and responsibilities associated with achieving our desired financial and earnings goals should bear a greater proportion of the risk that those objectives are not achieved and our stock price decreases than other employees and should receive a greater proportion of the reward if such goals are met or surpassed and our stock price increases.

•       We seek to align the interests of our executives with the interests of our shareholders through, among other means, the use of long-term, equity-based incentive compensation, in the form of stock options.

Determination of Amount of Executive Compensation and Use of Benchmarking

In determining the amount of compensation to pay our named executive officers, the Compensation Committee considers factors, such as the executive’s position within the company and the level of responsibility, skills and experiences required by the executive’s position; the executive’s experience and qualifications; the attainment of or failure to attain our financial and earnings goals; individual performance of the executive; current and historical compensation levels; the executive’s length of service with our company and other considerations the Compensation Committee deems relevant. To help analyze some of these factors in 2006, the Compensation Committee looked at information provided to it by officers of our company concerning the compensation paid to the executive officers of 23 public companies that are engaged in the manufacturing of scientific instruments and have market capitalizations of less than $100 million. The Compensation Committee particularly focused on the compensation paid to the executive officers of the approximately 5 companies included in this information that had a market capitalization, revenues and net income similar to ours.  We refer to these companies in this discussion as our “peer companies”. While the Compensation Committee recognizes that benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to our company, the Compensation Committee, nonetheless, believes that gathering this information is an important part of its compensation-related decision-making process.

Our executive compensation program as a whole and each individual element of the program is designed to provide a level of compensation that is competitive for public companies that are comparable to us in terms of profitability, complexity and size in order to attract, motivate and retain executives necessary to the achievement of our desired financial and earnings goals. We generally target total compensation of our executive officers to be within the range of the aggregate compensation that our peer companies pay to its executive officers, but we do not focus on whether or not the total compensation of our executives is above or below the mean or median compensation that is paid to the executive officers of our peer group companies because we recognize that trying to tie the compensation that we pay to our executives to any specific metric that is based on the compensation paid by other companies can result in volatility from year to year based on circumstances unique to those companies which may not impact us.

The Compensation Committee has not historically engaged a consulting firm or other third parties to assist it in setting executive compensation, but may choose to do so in the future.

Determination of Form of Executive Compensation and Total Compensation Mix

The principal elements of our executive compensation program consist of base salary, annual incentive compensation, long-term equity-based incentive compensation in the form of stock options, and other compensation as described in more detail below under the heading “—Elements of Our Executive Compensation Program.”

We believe these elements achieve the objectives of our compensation program by providing a base salary which is adjusted to reflect an executive’s individual performance, requiring that our financial and earnings goals be met or exceeded to earn a bonus under our annual cash incentive plan, requiring each executive to meet or surpass specific performance goals to earn a special annual incentive bonus, and awarding stock options with an exercise price equal to the price of our common stock on the date of grant so that the options will only have value if the market price of our common stock increases over time.

In determining the form of compensation to pay our named executive officers, the Compensation Committee views these elements of our executive compensation program as related but distinct. Although the Compensation Committee reviews total compensation, it does not believe that significant compensation derived by an executive from one element of our compensation program should necessarily negate or result in a reduction in the amount of compensation the executive receives from other elements or that, on the flip side, minimal compensation derived from one element of compensation should necessarily result in an increase in the amount the executive should receive from one or more other elements of compensation.

Except as described below, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, the Compensation Committee’s philosophy is to make a greater percentage of an executive’s compensation performance-based, and therefore at risk, as the executive’s position and responsibility increases given the influence more senior level executives generally have on company performance. It is also the Compensation Committee’s view to keep cash compensation at a competitive level while providing the opportunity to be well rewarded through long-term equity-based incentive compensation, in the form of stock options, if the company’s stock price performs well over time. Thus, individuals with greater roles and responsibilities associated with achieving our company’s financial and earnings goals, and thus presumably increasing the total return to our shareholders, should bear a greater proportion of the risk that those goals are not achieved than other employees and should receive a greater proportion of the reward if those goals are met or surpassed.

Elements of Our Executive Compensation Program

The principal elements of our executive compensation program for 2006 consisted of:

•       base salary;

•       annual incentive compensation, in the form of payments under our annual incentive pay plan and special performance related bonus plan;

•       long-term equity-based incentive compensation in the form of stock options; and

•       all other compensation.

In addition, our executive compensation program also includes certain change in control arrangements and post-termination severance arrangements, which are described in more detail below under the heading “—Change in Control and Post-Termination Severance Arrangements.”

Base Salary

General.   We provide a base salary for our named executive officers, which, unlike some of the other elements of our executive compensation program, is not subject to company or individual performance risk. We recognize the need for most executives to receive at least a portion of their total compensation in the form of a guaranteed base salary that is paid in cash regularly throughout the year to support a reasonable standard of living.

We initially fix base salaries for our executives at a level that we believe enables us to hire and retain them in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business objectives. The Compensation Committee reviews base salaries for our named executive officers each year beginning in November and generally approves any increases for the following year in December or as soon as practicable thereafter. Regardless of when the final decision regarding base salaries for a calendar year is made by the Compensation Committee, any increases in base salaries are effective as of January 1 of that year, which could result in a retroactive payment to the executive shortly after the final decision is made.

The Compensation Committee’s determinations regarding the base salaries of our named executive officers are based on a number of factors, including:  the executive’s level of responsibility, prior experience, base salary for the prior year, base salary and other compensation data for similarly situated executives from some of our peer group companies, the skills and experiences required by the position, length of service with our company (or predecessors), past individual performance and other considerations the Compensation Committee deems relevant. The Compensation Committee also recognizes that in addition to the typical responsibilities and duties held by our executives by virtue of their positions, our executives due to the small number of our employees, often possess additional responsibilities and perform additional duties that would be typically delegated to others in most organizations with additional personnel and resources.

Analysis.   Annualized base salary rates for 2005, 2006 and 2007 for our named executive officers are as follows:

Name	2005	2006	% Change From 2005	2007	% Change From 2006
Robert L. Demorest	$227,115	$238,471	5.0%	$250,395	5.0%
Darrell B. Lee(1)	—	133,000	—	139,650	5.0%
Dane D. Anderson(2)	147,625	21,938	—	—	—
Douglas J. Lindemann	141,720	153,529	8.3%	161,205	5.0%
Daniel W. Mayer	173,156	180,082	4.0%	189,086	5.0%

(1)          Mr. Lee became Vice President, Chief Financial Officer, Treasurer and Secretary effective as of January 23, 2006.

(2)          Mr. Anderson resigned as Vice President, Chief Financial Officer, Treasurer and Secretary effective as of January 23, 2006.

We have historically granted our executive officers a mid-single digit percentage increase in their base salary each year, although the percentage may be higher or lower if the responsibilities of the executive increased or decreased during the year.  During 2006, Mr. Lindemann took on additional corporate level responsibilities and therefore his salary was increased by a higher percentage in 2006 than the increase granted to our other executives.  Each of our executive officers was granted a 5% increase to their base compensation for 2007, which is a typical increase for years in which none of our executive officers experienced material changes to their job duties and responsibilities.

For 2006, base salaries accounted for less than 50% of total compensation for our Chairman, President and Chief Executive Officer and approximately 60% on average for the other named executive officers. Our Chairman, President and Chief Executive Officer having the lowest percentage of his overall compensation consisting of his base salary is consistent with our philosophy that executives with greater responsibility for achieving our desired financial and earnings goals should have a greater percentage of compensation subject to performance risk.

Annual Incentive Compensation

General.   In addition to base compensation, we provide our named executive officers the opportunity for annual incentive compensation, which is designed to provide a direct financial incentive to our executives to achieve annual financial, earnings and other goals of our company. We provide our named executive officers and other employees a direct financial incentive to achieve our annual profit goals through the MOCON, Inc. Incentive Pay Plan. In addition, we have recently established special performance related bonus arrangements for our named executive officers and other employees to further motivate them to cause our company to achieve other company-related performance goals. We believe that the combination of our Incentive Pay Plan, which rewards our executives for achieving and exceeding annual financial and earnings goals, and the special performance related bonus, which rewards our executives for successfully executing on initiatives that we believe will have a positive long-term impact, provides appropriate monetary incentives for our executives to help our company achieve both near term and long term success.

MOCON, Inc. Incentive Pay Plan.   The MOCON, Inc. Incentive Pay Plan directly links our annual financial results with our executives’ overall compensation. For 2006, the target for each of Messrs. Demorest, Lee and Mayer, our executives who have overall corporate responsibility, was a specified amount of our annual net income before income taxes and incentives, and the target for Mr. Lindemann, who is in charge of certain of our business units, was a specified amount of our semi-annual operating profit before incentives, and our semi-annual bookings, by business units. For 2007, the target for all of our named executive officers, including Mr. Lindemann, will be a specified amount of our annual net income before income taxes and incentives. Mr. Lindemann’s targets were made consistent with our other executive officers in 2007 because his responsibilities were expanded in 2006 to include more corporate level responsibilities.

At the end of each calendar year, our Board analyzes budgets and projections for the upcoming year provided by our executive officers. After discussions with our Chairman, President and Chief Executive Officer and other executives, our Board approves a budget that includes a targeted amount of pre-tax income. The Compensation Committee establishes goal amounts for our named executive officers based on such pre-tax income target and then determines the percentage of salary at goal for each executive for the following year. Absent a compelling reason for materially changing the percentage of salary for any executive, the percentage of salary at goal amounts for each executive will be consistent with prior years. Our Chairman, President and Chief Executive Officer typically has a target bonus amount that is a higher percentage of his base salary as compared to our other executive officers to reflect our philosophy that as the executive officer with the highest level of responsibility for achieving our desired financial and earnings goals, our Chairman, President and Chief Executive Officer should have the highest percentage of his compensation at risk.

The 2006 percentages of salary at goal, which were set by the Compensation Committee in December 2005, range from 35% to 65% of 2006 base salary, with the actual incentive paid based on the percentage of goal achieved, up to a maximum of 150% of the target. The base bonus amount for Mr. Demorest was set at 65% of his base salary for 2006 and is set at 65% of his base salary for 2007. The base bonus amounts for our other named executive officers ranged from 35% to 40% of their base salary for 2006 and range from 35% to 40% of their base salary for 2007.

Bonuses are paid if we achieve our profit goals, which are generally set by the Compensation Committee at the end of the prior year. To the extent that our profits are less than or greater than established goals, the actual bonus amounts paid are proportionally reduced or increased but may not exceed 150% of the base bonus amount. There is no floor amount for the bonus amount, so as long as we have positive net income before income taxes and incentives, each of our executive officers (and other employees who participate in our Incentive Pay Plan) will be paid a bonus. Although many bonus plans do include minimum performance targets that must be reached in order for any bonus amount to be paid (commonly referred to as a “floor”), we believe that the presence of a floor can have a negative impact on the motivation of participants in our Incentive Pay Plan if there was a reasonable likelihood that any applicable minimum target would not be met, and the purpose of our Incentive Pay Plan is to constantly provide our executive officers with a monetary incentive to help us achieve our financial goals. Therefore, we feel the absence of a floor in our Incentive Pay Plan is appropriate.

As permitted by the SEC, we are not disclosing the specific profit goals because we believe that the disclosure of such goals would cause us competitive harm. Because we are not disclosing these goals, we are required to state our assessment of how likely it will be for these goals to be achieved by the executives. Although achievement of our profit goal involves future performance and therefore is subject to uncertainties, the Compensation Committee believes it has set a goal that is achievable with an appropriate amount of dedication and hard work and therefore it is more likely than not that each executive will earn a bonus under the MOCON Incentive Pay Plan that is near or above each executive’s target.

Special Performance Related Bonus Arrangements.   We currently offer each of our named executive officers the opportunity to earn a bonus each year through an individual incentive plan by successfully attaining a goal that is set each year by the Compensation Committee. The goal may be financial or non-financial in nature, and the Compensation Committee has the sole discretion in determining each year whether or not the goal has been achieved. In setting the goal each year, the Compensation Committee will choose one or more objectives that are important to the long-term success of our company, but that may or may not have a significant short-term financial impact. The Compensation Committee believes that this special performance related bonus arrangement is an important element of our overall executive compensation program because it motivates our executives to successfully execute on certain specific initiatives that the Compensation Committee believes will have a long-term impact on our company. The terms of the special performance related bonus arrangements are typically set forth in resolutions approved by the Compensation Committee and are not otherwise set forth in any written agreements between us and our named executive officers.

In December 2006, the Compensation Committee established the special performance related bonus arrangement for each of Messrs. Demorest, Mayer, Lee and Lindemann for 2007. As permitted by the SEC, we are not disclosing the performance goals because we believe that the disclosure of such goals would cause us competitive harm. Because we are not disclosing the performance goals, we are required to state our assessment of how likely it will be for these goals to be achieved by the executives. Although achievement of these goals involves future performance, which cannot be predicted with certainty, the Compensation Committee believes it has set goals that more likely than not will be met and therefore each executive will earn the special performance related bonus in 2007.

If the special performance related bonus is earned by an executive in 2007, it will be paid in the form of an extra week of vacation plus an all-expense paid trip for two, up to maximum amounts ranging from $10,000 to $13,000. The Compensation Committee has decided to pay the bonus in this form so that both the executive and his spouse experience an immediate and tangible reward for the sacrifices that are made during the year by both the executive and his family in order for the specific performance related goal to be achieved.

Analysis.   The annual incentive compensation opportunities for our named executive officers for 2006 and 2007 under the MOCON, Inc. Incentive Pay Plan are summarized below.

		Incentive Pay Plan Opportunity
		Target Performance		Max. Performance(1)
		% Salary	$ Amount	% Salary	$ Amount
Robert L. Demorest	2006	65%	$155,006	98%	$233,702
	2007	65%	162,757	98%	245,387
Darrell B. Lee(2)	2006	35%	46,550	53%	70,490
	2007	35%	48,898	53%	74,015
Dane D. Anderson(3)	2006	40%	61,412	60%	92,118
	2007	—	—	—	—
Douglas J. Lindemann	2006	40%	61,412	60%	92,118
	2007	40%	64,482	60%	96,723
Daniel W. Mayer	2006	40%	72,033	60%	108,049
	2007	40%	75,634	60%	113,452

(1)          150% of Target

(2)          Mr. Lee became Vice President, Chief Financial Officer, Treasurer and Secretary effective as of January 23, 2006.

(3)          Mr. Anderson resigned as Vice President, Chief Financial Officer, Treasurer and Secretary effective as of January 23, 2006.

Payouts made to our named executive officers under the MOCON, Inc. Incentive Pay Plan for 2006 were as follows:

	Incentive Pay Plan Payouts for 2006 Performance		Incentive Pay Plan Payout as % of 2006 Total
	$ Amount	% Target	Compensation
Robert L. Demorest	$204,490	132%	43%
Darrell B. Lee	61,473	132%	28%
Dane D. Anderson	—	—	—
Douglas J. Lindemann	62,268	132%	26%
Daniel W. Mayer	95,077	132%	31%

For 2006, target annual incentive compensation opportunities for our named executive officers under the MOCON, Inc. Incentive Pay Plan was set at 33% of total compensation for our Chairman, President and Chief Executive Officer and 24% on average for the other named executive officers. Actual Incentive Pay Plan payouts for the named executive officers, including our Chairman, President and Chief Executive Officer, were 132% of target because our actual 2006 operating results were 132% of the financial goal set as the target by our Compensation Committee.

Each of our named executive officers, other than Mr. Anderson, was awarded the special performance related bonus for 2006 because the Compensation Committee determined that our executives had successfully implemented a restructuring of our organization, particularly at the upper management level, which was the performance related bonus goal set by our Compensation Committee for 2006. The bonus will be paid in 2007 in the form of an extra week of vacation and an all-expense paid trip for two, subject to a $13,000 cap in the case of Mr. Demorest and a $10,000 cap in the case of each of Messrs. Lee, Lindemann and Mayer.

Long-Term Equity-Based Incentive Compensation

General.   Although we do not have any stock retention or ownership guidelines, our Board encourages our named executive officers to have a financial stake in our company in order to align the interests of our shareholders and management. We therefore provide long-term equity-based incentive compensation to our named executive officers, as well as to all of our other U.S.-based employees, in the form of stock options. We believe that stock options are an important part of our overall compensation program. In particular, we believe that stock options align the interests of our executives and other employees with shareholder interests and long-term value creation and enable these individuals to achieve meaningful equity ownership in our company. Through the grant of stock options, we seek to align the long-term interests of our executives and other employees with the long-term interests of our shareholders by creating a strong and direct linkage between compensation and long-term shareholder return. When our executives deliver returns to our shareholders, in the form of increases in our stock price or otherwise, stock options permit an increase in their compensation. We believe stock options also may enable us to attract, retain and motivate executives and other employees by maintaining competitive levels of total compensation. However, unless our stock price increases after stock option grants are made, the stock options deliver no value to the option holders. A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest.”  This provides an incentive for an option holder to remain employed by us.

All of our stock options have been granted under the MOCON, Inc. 2006 Stock Incentive Plan or one of our two predecessor plans, the MOCON, Inc. 1998 Stock Option Plan or the MOCON, Inc. 1992 Stock Option Plan. All of these plans have been approved by our shareholders. Under the 2006 plan, we have the ability to grant stock options, stock appreciation rights, restricted stock awards, stock unit awards, performance awards and stock bonuses. To date, only incentive and non-statutory stock options have been granted. The 2006 plan contains both an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits. For more information regarding the terms of our 2006 plan, we refer you to “Executive Compensation—Grants of Plan-Based Awards—MOCON, Inc. 2006 Stock Incentive Plan.”

In March 2007, we adopted a Policy and Procedures Regarding the Grant of Stock Options and Other Equity-Based Incentive Awards. Under this policy, the Compensation Committee has retained all authority to grant options and other equity-based incentive awards to eligible recipients, other than directors, and, none of its authority may be delegated to our management in the form of “mass” or “block” grants to be allocated among employees by our management. Grants to be made in connection with new hires and promotions will be recommended by our Chairman, President and Chief Executive Officer and will be considered and acted upon by the Compensation Committee at the next Compensation Committee meeting or by unanimous written consent resolutions, or in the case of executive officers, as part of their compensation package at the time of hire or promotion. Current executive officers and other employees are eligible for option grants thereafter on a periodic basis. We do not have, nor have we ever had, a program, plan or practice to time stock option grants to executives in coordination with the release of material nonpublic information.

The policy also sets forth the general terms and conditions of our stock option grants. For example, we generally grant “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, in order to provide our executives and other employees the additional tax benefit associated with incentive stock options, which we believe at this time outweighs our interest in obtaining the tax deduction which would be available if we granted non-statutory stock options which were later exercised by the optionees. The stock options granted to our executives and other employees typically vest or become exercisable over a period of four years from the date of grant, with one-fourth of the underlying shares vesting in each year on the anniversary of the date of grant or over one year following the date of grant, with one-fourth of the underlying shares vesting each three months after the date of grant. Stock options typically remain exercisable for a period of seven years from the date of grant, so long as the optionee continues to be employed by us. When we adopted our 2006 plan, we reduced the maximum term of options granted under the plan to seven years from 10 years in order to reduce the amount of compensation expense we are required to recognize upon the grant of stock options under the plan.

It is our policy to set the per share exercise price of all stock options granted under the 2006 plan at an amount equal to the fair market value of a share of our common stock on the date of grant. For purposes of the 2006 plan, the fair market value of our common stock is the mean between the high and low sale price of our common stock, as reported by the Nasdaq Global Market System. We believe the use of the average of the high and low sale price of our common stock on the date of grant removes potential same day stock volatility from the determination of the exercise price. The Compensation Committee may not, under the terms of the 2006 plan, without prior approval of our shareholders, seek to effect any re-pricing of any previously granted, “underwater” option by amending or modifying the terms of the underwater option to lower the exercise price, cancelling the underwater option and granting replacement options having a lower exercise price, or other incentive award in exchange, or repurchasing the underwater options and granting new incentive awards under the plan. For purposes of the 2006 plan, an option is deemed to be “underwater” at any time when the fair market value of our common stock is less than the exercise price. Other typical terms of the stock options we grant to our executives and other employees are described elsewhere in this proxy statement under the heading “Executive Compensation—Grants of Plan-Based Awards—MOCON, Inc. 2006 Stock Incentive Plan.”

Our stock option programs are broad-based and in 2006 all of our employees located in the United States received stock option grants. Approximately 61% of the options covered by those grants went to employees other than our named executive officers.

We review the long-term equity-based incentives for our named executive officers, on an individual basis and on an aggregate basis, at least each year at the time we determine base salaries and the terms of our annual incentive compensation arrangements for the upcoming year. The Compensation Committee’s determinations regarding the number of stock options to grant our named executive officers are based on a number of factors, including: the executive’s position within the company and the level of responsibility, skills and experiences required by the executive’s position; the attainment of or failure to attain company objectives and the difficulty in achieving desired company objectives; individual performance of the executive; the executive’s length of service to our company; the executive’s percentage ownership of our common equity outstanding, including stock options, and competitive compensation data, including outstanding options held by an executive as a percentage of our common equity outstanding.

Analysis.   Although the long-term incentive compensation information for our named executive officers for 2006 included in the Summary Compensation Table—2006 under the heading “Executive Compensation—Summary of Cash and Other Compensation” contained elsewhere in this proxy statement shows that we recognized no expense in 2006 with respect to options granted to our executive officers, this does not mean that we didn’t grant any options to our executive officers in 2006. The number that appears in the Summary Compensation table is the amount we recognized as an expense for financial reporting purposes under Generally Accepted Accounting Principles (GAAP). We refer you to note 9 to our consolidated financial statements for the year ended December 31, 2006 for a discussion on how this expense is calculated.

We did grant stock options to all of our U.S. based employees during 2006, including to each of our named executive officers. The stock options granted to our named executive officers during 2006 are described in the Grants of Plan-Based Awards—2006 Table under the heading “Executive Compensation—Grants of Plan-Based Awards” and the number of stock options held by our named executive officers as of December 31, 2006 is included in the Outstanding Equity Awards at Fiscal Year-End—2006 Table under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year End” contained elsewhere in this proxy statement.

For 2006, the value of stock options granted to our named executive officers, as a percentage of their 2006 total compensation, was as follows:

	Aggregate Fair Value of Stock Option Awards	Value of Stock Option Awards as % of 2006 Total Compensation(1)
Robert L. Demorest	$50,850	9.7%
Darrell B. Lee	40,200	15.9%
Dane D. Anderson	—	—
Douglas J. Lindemann	33,900	12.5%
Daniel W. Mayer	33,900	10.0%

(1)          For purposes of calculating total compensation, the value of the stock option awards, and not the amount of award recognized as an expense for financial reporting purposes, was included in total compensation.

The Compensation Committee considered several factors when deciding on the number of shares for which our executives would be granted an option in 2006, principally the number of option shares granted in previous years, the potential negative impact associated with “market overhang” if the number of option shares granted to executives was materially increased from prior years and, in the case of Mr. Lee, the fact that he received a promotion in early 2006.

All Other Compensation

General.   It is generally our policy not to extend significant perquisites to our executives that are not available to our employees generally. The only significant perquisites that we provide to our named executive officers are the personal use of a company owned vehicle and the right to purchase such vehicle at its depreciated value. Our executives also receive benefits, which are also received by our other employees, including participation in the MOCON, Inc. Savings and Retirement Plan and health, dental and life insurance benefits. Under the MOCON, Inc. Savings and Retirement Plan, all eligible participants, including our named executive officers, may voluntarily request that we reduce his or her pre-tax compensation by up to 75% (subject to certain special limitations) and contribute such amounts to a trust. We contributed an amount equal to 25% of the first 6% of the amount that each participant contributed under this plan. We do not provide pension arrangements or post-retirement health coverage for our executives or employees. We also do not provide any nonqualified defined contribution or other deferred compensation plans.

All of our employees, including our named executive officers, are employed at will and do not have employment agreements. We have, however, entered into written severance agreements with all of our named executive officers, which provide for certain cash and other benefits upon the termination of the executive’s employment with us under certain circumstances, as described below.

Change in Control and Post-Termination Severance Arrangements

Our stock incentive and option plans, and the individual agreements entered into in connection with the grant of stock options under our plans, provide for the immediate vesting of all stock options then held by our named executive officers, as well as all other employees, upon the completion of a change in control of our company. In addition, our named executive officers have severance agreements with us that provide for the immediate vesting of all stock options then held by our named executive officers upon the completion of a change in control of our company and also provide for a severance payment upon the termination of their employment with us under certain circumstances, including in connection with or within 24 months of a change in control of our company. This severance payment is structured as a lump sum cash payment that is equal to the highest annual salary that the executive had in effect prior to the date of termination in the case of a termination of the executive that is not made in connection with (or within 24 months of) a change in control and is not for “cause.”

If we (or any successor organization) terminate the executive’s employment or the executive voluntarily terminates his employment for “good reason” in connection with (or at any time within 24 months following) a change in control and the termination is for any reason other than for “cause”, the severance payment is structured as a lump sum payment that is equal to twice the highest annual salary that the executive had in effect prior to the date of termination less any compensation paid to the executive for service after the change in control, although such reduction cannot reduce the amount of the severance payment below an amount equal to the highest annual salary that the executive had in effect prior to the date of termination. These arrangements, including the quantification of the payment and benefits provided under these arrangements, are described in more detail elsewhere in this proxy statement under the heading “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

The severance agreements with our named executive officers which provide for these severance and change in control arrangements were entered into in November 2000 in the case of each of Messrs. Demorest, Mayer and Lindemann and in December 2006 in the case of Mr. Lee. These agreements have not been materially amended since we entered into them. We believe that the severance and change in control protections provided in the agreements are relevant and an important part of our executive compensation program. We believe such protections continue to provide important retention value, especially during critical time periods. We also believe similar protections are typically provided by other companies, including companies with which we compete for executive talent, and thus believe we must continue to offer such protections in order to be competitive. All cash severance payments are conditioned upon the executive signing a general release of all claims against us.

We believe the change in control provisions in our stock incentive and option plans and the agreements evidencing stock options under such plans and the severance agreements are particularly important. Pursuant to these provisions, all stock options held by our named executive officers (as well as all other optionees) become immediately vested and exercisable upon the completion of a change in control of our company. Thus, the immediate vesting of stock options is triggered by the change in control and thus is known as a “single trigger” change in control arrangement. While “single trigger” change in control arrangements are often criticized as creating a “windfall” for optionees, we, nonetheless, believe such arrangements are appropriate since they provide important retention value during what can often be an uncertain time for employees and provide executives additional monetary motivation to complete a transaction that our Board believes is in the best interests of our shareholders. If an executive were to leave prior to the completion of the change in control, unvested stock options held by the executive would terminate.

In order for our named executive officers to receive any other payment or benefit as a result of a change in control of our company, however, there must be a termination event, such as a termination of the executive’s employment by us without cause or a termination of the executive’s employment by the executive for good reason, either in connection with the change in control or within 24 months of the change in control. The termination of the executive’s employment by the executive without good reason will not give rise to any additional payments or benefits either in a change in control situation or otherwise. Thus, these additional payments and benefits will not just be triggered by a change in control, but will also require a termination event not within the control of the executive, and thus are known as “double trigger” change in control arrangements. We believe these “double trigger” change in control arrangements are also important since they too provide important retention value and because they are not “single trigger” arrangements, they prevent the executive from receiving what could be considered by some shareholders as too significant a windfall upon a change in control.

We believe our change in control arrangements mitigate some of the risk that exists for executives working in a small profitable publicly held company where there is a meaningful likelihood that the company may be acquired in the future. These arrangements are also intended to attract and retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements, and mitigate a potential disincentive to consideration and execution of such an acquisition, particularly where the services of these executive officers may not be required by the acquirer.

We believe our change in control and severance arrangements are an important part of our compensation program due to the important retention and motivational value. We also believe the change in control provision in our stock incentive and option plans and the agreements evidencing stock options under such plans and the severance agreements are consistent with the design provisions and benefit levels of other companies disclosing such protections, as provided in public Securities and Exchange Commission filings and as periodically published in various surveys and research reports.

Total Compensation Mix

The base salary of the named executive officers accounted for approximately 52% of the total compensation of the named executive officers while incentive compensation (consisting of amounts paid under the MOCON Incentive Pay Plan, the special performance bonus arrangement and the fair value of options granted) accounted for approximately 44% of the total compensation of the named executive officers. In determining these percentages, we are using the fair value of options granted to our executives during 2006 as part of their compensation, and not the amount of expense we recognized in connection with these options for financial reporting purposes. This overall mix is consistent with our philosophy of putting a substantial portion of our executives’ pay at risk.

The base salary of our Chairman, President and Chief Executive Officer accounted for less than half of his total compensation, while the base salary of our other executive officers accounted for over half of their total compensation, which is consistent with our philosophy of having the executive with the greatest responsibility have the greatest portion of his compensation at risk.

Accounting and Tax Considerations

We account for equity compensation paid to our employees under the rules of SFAS 123(R), which requires us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

We structure cash base salary and annual incentive compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, all of our executives have received equity compensation awards in the form of incentive stock options, which would not entitle us to any related tax deduction if there is no disqualifying disposition by the executive. However, some of the incentive stock options that have been granted have exceeded the $100,000 per year dollar limitation (with respect to exercisability) set forth in Section 422 of the Internal Revenue Code. Accordingly, the incentive stock options granted in excess of this $100,000 per year limitation will be treated as non-qualified stock options for tax purposes. We will, therefore, be entitled to a tax deduction in the year in which the non-qualified stock option is exercised in an amount equal to the amount by which the fair market value of the shares underlying the non-qualified stock options on the date of exercise exceeds the option exercise price.

Section 162(m) of the Internal Revenue Code requires that we meet specific criteria, including shareholder approval of certain stock and incentive plans, in order to deduct, for federal income tax purposes, compensation over $1 million per individual paid to our named executive officers. Since none of our named executive officers received compensation over $1 million during 2006, we will not be affected by the limitations of Section 162(m) of the Internal Revenue Code.

EXECUTIVE COMPENSATION

Compensation Committee Report

This report is furnished by the Compensation Committee of the Board of Directors with respect to the “Compensation Discussion and Analysis” section of this proxy statement.

The primary purpose of the Compensation Committee is to assist the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers. In performing its oversight role, the Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with our management.

Based on the review and discussions of the Compensation Committee described above, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee
J. Leonard Frame, Chairman Tom C. Thomas

The foregoing Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee in 2006 were Messrs. Frame and Thomas. Messrs. Frame and Thomas continue to serve on the Compensation Committee. None of the individuals who served on the Compensation Committee during 2006 or currently serve on the Compensation Committee is or has been an officer or employee of our company or any of our subsidiaries or has had any relationship requiring disclosure by us under Item 404 of SEC Regulation S-K. Although Mr. Demorest is not a member of the Compensation Committee, he periodically attends the meetings for the purpose of providing continuity and detailed information about employees and compensation plans. Mr. Demorest does not participate in any option grant or incentive award decision or any decision of the Compensation Committee that might affect him personally. During 2006, none of our executive officers served on the Compensation Committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or our Board of Directors.

Summary of Cash and Other Compensation

The following table provides summary information concerning all compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer, our former principal financial officer and our two other most highly compensated executive officers, other than our principal executive officer or principal financial officer, who earned more than $100,000 during the year ended December 31, 2006. We refer to these individuals in this proxy statement as our “named executive officers.”

SUMMARY COMPENSATION TABLE—2006

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Robert L. Demorest	2006	$245,350	$0	$0	$204,490	$11,305	$474,145
Chairman of the Board, President and Chief Executive Officer					13,000
Darrell B. Lee(4)	2006	133,305	0	6,300	61,473	8,361	219,439
Vice President, Chief Financial Officer, Treasurer and Secretary					10,000
Dane D. Anderson(5)	2006	21,938	0	0	0	8,221	30,159
Former Vice President, Chief Financial Officer, Treasurer and Secretary
Douglas J. Lindemann	2006	153,529	0	0	62,268	11,390	237,187
Vice President and General Manager					10,000
Daniel W. Mayer.	2006	187,268	0	0	95,077	14,324	306,669
Executive Vice President and Chief Technical Officer					10,000

(1)          Reflects the dollar amount recognized for each named executive officer for financial statement reporting purposes with respect to the fiscal year ended December 31, 2006 in accordance with SFAS 123(R). We refer you to note 9 to our consolidated financial statements for the fiscal year ended December 31, 2006 for a discussion of the assumptions made in calculating the dollar amount recognized for each officer for financial statement reporting purposes with respect to the fiscal year ended December 31, 2006 in accordance with SFAS 123(R). The expense related to the option award for Mr. Lee relates solely to the option to purchase 3,000 shares that he was granted on January 23, 2006 which vested immediately.

(2)          The first number in this column for each executive reflects amounts earned under the MOCON, Inc. Incentive Pay Plan and the second number is the maximum amount earned under special performance related bonus arrangements. Although earned in 2006, both of these amounts were or will be paid to the executive in 2007. For more information regarding the material terms of the MOCON, Inc.

Incentive Pay Plan and the special performance related bonus arrangements, see “—Grants of Plan-Based Awards—MOCON, Inc. Incentive Pay Plan” and “—Grants of Plan-Based Awards—Special Performance Related Arrangements” included elsewhere in this proxy statement.

(3)          The amounts shown in this column include the following with respect to each named executive officer:

Name	401(k) Match	Life Insurance Premiums	Personal Use of Auto	FMV of Auto Purchased in Excess of Amount Paid(a)
Robert L. Demorest	$3,307	$1,497	$2,934	$3,567
Darrell B. Lee	720	433	7,208	—
Dane D. Anderson	1,294	10	571	6,346
Douglas J. Lindemann	1,907	187	9,296	—
Daniel W. Mayer	3,304	676	10,344	—

(a)          We allow our executives to purchase the company automobile that is provided to them at the book value of the automobile.

(4)          Mr. Lee became Vice President, Chief Financial Officer, Treasury and Secretary effective January 23, 2006.

(5)          Mr. Anderson resigned as Vice President, Chief Financial Officer, Treasury and Secretary effective January 23, 2006.

Explanation Regarding Disclosure of Salary in Summary Compensation Table.   Amounts paid to named executive officers for forfeited vacation during 2006 are reported in the “Salary” column of the Summary Compensation Table.

Explanation Regarding Disclosure of Annual Incentive Cash Compensation in Summary Compensation Table.   Amounts earned under the MOCON, Inc. Incentive Pay Plan and special performance related bonus arrangements have been reported in the past under the “Bonus” column of the Summary Compensation Table. Such amounts are now reported under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

Employment Agreements.   All of our employees, including our named executive officers, are employed at will and do not have employment agreements that guarantee them any particular base salary, annual incentive cash compensation or any other compensation or benefits. We have, however, entered into written severance agreements with our named executive officers, which agreements are described in more detail under the heading “Potential Payments Upon Termination and Change in Control” contained elsewhere in this proxy statement.

MOCON Inc. Savings and Retirement Plan.   Under the MOCON, Inc. Savings and Retirement Plan, participants, including our named executive officers, may voluntarily request that we reduce his or her pre-tax compensation by up to 75% (subject to certain special limitations) and contribute such amounts to a trust. In 2006, we contributed an amount equal to 25% of the first 6% of the amount that each participant contributed under this plan.

Total Compensation Mix.   Based on the fair value of option awards granted to named executive officers in 2006 and the base salary of the named executive officers, “Salary” accounted for approximately 52% of the total compensation of the named executive officers while incentive compensation (consisting of amounts paid under the MOCON Incentive Pay Plan, the special performance plan and the fair value of options granted) accounted for approximately 44% of the total compensation of the named executive officers. Because the Summary Compensation Table above reflects less than the full fiscal year salary for individuals who were not employed by us for the full fiscal year and because the value of certain option awards included above is based on the SFAS 123(R) value rather than the fair value, these percentages may not be able to be derived using the amounts reflected in the table above. For additional information regarding how total compensation for our named executive officers for 2006 was allocated between performance and non-performance based components, how performance based compensation is allocated between annual and long-term components and how total compensation is allocated between cash and equity components, we refer you to the information under the heading “Compensation Discussion and Analysis” included elsewhere in this proxy statement.

Grants of Plan-Based Awards

The following table provides information concerning grants of plan-based awards to each of our named executive officers during the year ended December 31, 2006.

GRANTS OF PLAN-BASED AWARDS—2006

						All Other Option
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Awards: Number of Securities		Exercise or Base Price of Option	Grant Date Fair Value
Name	Grant Date	Target ($)		Maximum ($)		Underlying Options(#)(2)		Awards ($/Sh)(3)	of Option Awards(4)
Robert L. Demorest	12/22/06	—		—		8,288	(5)	$12.065	$28,096
	12/22/06	—		—		6,712	(5)	12.065	22,754
	—	$162,757	(6)	244,136	(6)	—		—	—
	—	13,000	(7)	—		—		—	—
Darrell B. Lee	12/22/06	—		—		8,288	(5)	12.065	28,096
	12/22/06	—		—		1,712	(5)	12.065	5,804
	01/23/06	—		—		3,000	(8)	8.900	6,300
	—	48,878	(6)	73,317	(6)	—		—	—
	—	10,000	(7)	—		—		—	—
Dane D. Anderson	—	—		—		—		—	—
Douglas J. Lindemann	12/22/06	—		—		8,288	(5)	12.065	28,096
	12/22/06	—		—		1,712	(5)	12.065	5,804
	—	64,482	(6)	96,723	(6)	—		—	—
	—	10,000	(7)	—		—		—	—
Daniel W. Mayer	12/22/06	—		—		8,288	(5)	12.065	28,096
	12/22/06	—		—		1,712	(5)	12.065	5,804
	—	75,634	(6)	113,452	(6)	—		—	—
	—	10,000	(7)	—		—		—	—

(1)          Represents estimated future payouts under the MOCON, Inc. Incentive Pay Plan and special performance related bonus arrangements.

(2)          Represents options granted under the MOCON, Inc. 2006 Stock Incentive Plan, except for the option granted to Mr. Lee on January 23, 2006, which was granted under the MOCON, Inc. 1998 Stock Option Plan.

(3)          Per share exercise price of option is equal to the average of the high and low sale prices of our common stock on the date of grant, as reported by the Nasdaq Global Market System, in accordance with the terms of the MOCON, Inc. 2006 Stock Incentive Plan or the MOCON, Inc. 1998 Stock Option Plan, as the case may be. This method can result in the exercise price being either higher or lower than the closing sale price of our common stock on the date of grant. For all option awards shown in this table, the closing market price on the date of grant is lower than the exercise price of the options.

(4)          We refer you to note 9 to our consolidated financial statements for the fiscal year ended December 31, 2006 for a discussion of the assumptions made in calculating the grant date fair value of option awards.

(5)          This option vests over a one-year period, with one-fourth of the underlying shares vesting on March 22, June 22, September 22 and December 22, 2007.

(6)          Represents estimated future payouts under the MOCON, Inc. Incentive Pay Plan. The target is a defined percentage of the executive’s salary, and the maximum is 150% of the target amount.

(7)          Represents maximum payout under special performance related bonus arrangements. The payout is paid in the form of an all expenses-paid vacation for two, subject to a cap equal to the figure shown.

(8)          This option was fully vested and immediately exercisable in full on the date of grant.

MOCON, Inc. 2006 Stock Incentive Plan.   Under the terms of the MOCON, Inc. 2006 Stock Incentive Plan, our named executive officers, in addition to other employees and individuals, are eligible to receive equity compensation awards, such as stock options, stock appreciation rights, restricted stock awards, stock bonuses and performance awards. To date, only incentive and non-statutory stock options have been granted under the plan. The plan contains both an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits.

Incentive stock options must be granted with a per share exercise price equal to at least the fair market value of a share of our common stock on the date of grant. For purposes of the plan, the fair market value of our common stock is the mean between the reported high and low sale price of our common stock, as reported by the Nasdaq Global Market System. We generally set the per share exercise price of all stock options granted under the plan at an amount equal to the fair market value of a share of our common stock on the date of grant.

Except in connection with certain specified changes in our corporate structure or shares, the Compensation Committee may not, without prior approval of our shareholders, seek to effect any re-pricing of any previously granted, “underwater” option by amending or modifying the terms of the underwater option to lower the exercise price, cancelling the underwater option and granting replacement options having a lower exercise price, or other incentive award in exchange, or repurchasing the underwater options and granting new incentive awards under the plan. For purposes of the plan, an option is deemed to be “underwater” at any time when the fair market value of our common stock is less than the exercise price.

Options will become exercisable at such times and in such installments as may be determined by the Compensation Committee, provided that options may not be exercisable after seven years from their date of grant. We generally provide for the vesting of stock options in equal annual installments over a four-year period commencing on the one-year anniversary of the date of grant or over a one year period with one-fourth of the underlying shares vesting at the end of each three month period following the grant date.

Optionees may pay the exercise price of stock options in cash, except that the Compensation Committee may allow payment to be made (in whole or in part) by (1) using a broker-assisted cashless exercise procedure pursuant to which the optionee, upon exercise of an option, irrevocably instructs a broker or dealer to sell a sufficient number of shares of our common stock or loan a sufficient amount of money to pay all or a portion of the exercise price of the option and/or any related withholding tax obligations and remit such sums to us and directs us to deliver stock certificates to be issued upon such exercise directly to such broker or dealer; or (2) using a cashless exercise procedure pursuant to which the optionee surrenders to us shares of our common stock either underlying the option or that are otherwise held by the optionee.

Under the terms of the plan, unless otherwise provided in a separate agreement, if a named executive officer’s employment or service with our company terminates for any reason, the unvested portion of the option will immediately terminate and the executive’s right to exercise the then vested portion of the option will:

•       immediately terminate if the executive’s employment or service relationship with our company terminated for “cause”;

•       continue for a period of 12 months if the executive’s employment or service relationship with our company terminates as a result of the executive’s death, disability or retirement; or

•       continue for a period of three months if the executive’s employment or service relationship with our company terminates for any reason, other than for cause or upon death, disability or retirement.

As set forth in the plan, the term “cause” is as defined in any employment or other agreement or policy applicable to the named executive officer or, if no such agreement or policy exists, means (i) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to us or any subsidiary, (ii) any unlawful or criminal activity of a serious nature, (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the overall duties, or (iv) any material breach of any employment, service, confidentiality, non-compete or non-solicitation agreement entered into with us or any subsidiary.

As described in more detail under the heading “—Change in Control and Post-Termination Severance Arrangements” if there is a change in control of our company, then, under the terms of agreements evidencing options granted to our named executive officers and other employees under the plan, all outstanding options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the executive to whom such options have been granted remains in the employ or service of us or any of our subsidiaries.

MOCON, Inc. 1998 Stock Option Plan.   Prior to the effectiveness of the MOCON, Inc. 2006 Stock Incentive Plan, which became effective on May 16, 2006, the date our shareholders approved the plan, we granted options to purchase shares of our common stock under the terms of the MOCON, Inc. 1998 Stock Option Plan. The terms of the 1998 plan are similar to the terms of the MOCON, Inc. 2006 Stock Incentive Plan described above.

MOCON, Inc. Incentive Pay Plan.   We maintain the MOCON, Inc. Incentive Pay Plan to directly link our annual financial results with our executives’ overall compensation. For 2006, the target for each of Messrs. Demorest, Lee and Mayer, our executives who have overall corporate responsibility, was a specified amount of our annual net income before income taxes and incentives, and the target for Mr. Lindemann, who is in charge of certain of our business units, was a specified amount of our semi-annual operating profit before incentives and a specified amount of our semi-annual bookings, by business units.

For 2007, the target for each of our executive officers is a specified amount of our annual net income before income taxes and incentives.

At the end of each calendar year, the Compensation Committee establishes goal amounts for our named executive officers and determines the percentage of salary at goal for each executive for the following year. The 2006 percentages of salary at goal, which were set by the Compensation Committee in December 2005, range from 35% to 65% of 2006 base salary earned, at goal, with the actual incentive paid based on the percentage of goal achieved, up to a maximum of 150%. The base bonus amount for Mr. Demorest was set at 65% of his base salary for 2006 and is currently set at 65% of his base salary for 2007. The base bonus amounts for our other named executive officers ranged from 35% to 40% of their base salary for 2006 and range from 35% to 40% of their base salary for 2007.

Bonuses are paid if we achieve our profit goals, which are set by the Board of Directors at the end of the prior year. To the extent that our profits are less than or greater than established goals, the actual bonus amounts paid are proportionally reduced or increased but may not exceed 150% of the base bonus amount.

The payouts actually received by each of Mr. Demorest, Mr. Lee, Mr. Lindemann and Mr. Mayer for 2006 under the Incentive Pay Plan was $204,490, $61,473, $62,268 and $95,077, respectively.

Special Performance Related Bonus Arrangements.   We offer each of our named executive officers the opportunity to earn a special performance related bonus each year by successfully attaining a non-financial goal that is set each year by the Compensation Committee. The Compensation Committee has the sole discretion in determining each year whether or not the goal has been achieved. The Compensation Committee, with substantial input from our Board, sets one or more non-financial objectives that are important to the long-term success of our company, but that may or may not have a significant short-term financial impact. For more information on this bonus arrangement, see the discussion under “Compensation Discussion and Analysis—Annual Incentive Compensation” above.

Other Information Regarding Plan-Based Awards.   Under severance agreements we have entered into with our named executive officers, upon the occurrence of a change in control, all stock options then held by the officer pursuant to our stock incentive plans would be accelerated and all such options would become fully vested and immediately exercisable as described in more detail under the heading “—Change in Control and Post-Termination Severance Arrangements”.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding unexercised stock options for each of our named executive officers that remained outstanding at December 31, 2006. We did not have any stock awards outstanding at December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END—2006

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Robert L. Demorest	7,000	0		$11.625	11/18/2007
	8,500	0		5.156	10/01/2008
	9,000	0		5.625	02/01/2010
	30,000	0		5.938	10/18/2010
	40,000	0		6.700	09/21/2011
	25,000	0		7.295	12/05/2012
	25,000	0		8.075	12/22/2013
	10,000	0		9.175	12/23/2014
	10,000	0		8.905	12/28/2015
	0	15,000	(1)	12.065	12/21/2013
Darrell B. Lee	625	1,875	(2)	8.905	12/28/2015
	3,000	0		8.900	01/23/2016
		10,000	(1)	12.065	12/21/2013
Dane D. Anderson	0	0		—	—
Douglas J. Lindemann	1,500	0		8.563	05/12/2008
	7,500	0		5.938	10/18/2010
	12,000	0		6.700	09/21/2011
	10,000	0		7.295	12/05/2012
	10,000	0		8.075	12/22/2013
	5,000	0		9.175	12/23/2014
	5,000	0		8.905	12/28/2015
	0	10,000	(1)	12.065	12/21/2013
Daniel W. Mayer	5,000	0		11.625	11/18/2007
	7,500	0		5.156	10/01/2008
	7,500	0		5.625	02/01/2010
	10,000	0		5.938	10/18/2010
	17,500	0		6.700	09/21/2011
	12,000	0		7.295	12/05/2012
	12,000	0		8.075	12/22/2013
	5,000	0		9.175	12/23/2014
	5,000	0		8.905	12/28/2015
	0	10,000	(1)	12.065	12/21/2013

(1)          This option vests over a one-year period, with one-fourth of the underlying shares vesting on each of March 22, June 22, September 22 and December 22, 2007.

(2)          This option vests over a four-year period, with one-fourth of the underlying shares vesting on each of December 28, 2006, 2007, 2008 and 2009.

Options Exercised During Fiscal Year

The following table provides information regarding the exercise of stock options during the year ended December 31, 2006 for each of our named executive officers on an aggregated basis. We do not have any outstanding stock awards and thus did not have any stock awards vest during the year ended December 31, 2006.

OPTIONS EXERCISED AND STOCK VESTED—2006

	Option Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)
Robert L. Demorest	9,000	(2)	$25,725
Darrell B. Lee	—		—
Dane D. Anderson	47,125		74,654
Douglas J. Lindemann	—		—
Daniel W. Mayer	—		—

(1)          The aggregate dollar value realized upon exercise is the difference between the market price of the underlying shares of our common stock on the date of exercise, based on the closing sale price of our common stock on the date of exercise, and the exercise price of the options.

(2)          Includes 6,335 shares surrendered to us by Mr. Demorest to pay the exercise price of the option, which shares were valued at $9.65 per share based on the average of the high and low sale prices of our common stock on the date of exercise.

Potential Payments Upon Termination or Change in Control

Severance Agreements.   We have entered into a severance agreement with each of our named executive officers, although our agreement with Dane D. Anderson, our former Vice President, Chief Financial Officer, Treasurer and Secretary, terminated upon his resignation as an officer of our company effective as of January 23, 2006. These severance agreements have no stated expiration dates and unless modified by the parties to such agreements will remain in place until the executives are no longer employed by us and all benefits payable under the agreements have been paid.

The severance agreements provide for the payment to the executive of a lump sum amount upon the occurrence of the following termination events involving the executive, in each case conditioned upon the executive signing a general release of any and all claims he may have against us:

•       We terminate the executive’s employment for any reason other than for “cause,” in which case the executive is entitled to a lump sum payment equal to the highest annual salary that the executive had in effect prior to the date of termination; or

•       In connection with, or at any time within 24 months following, a “change in control” of our company, either we (or any successor organization to us) terminate the executive’s employment for any reason other than for “cause” or the executive voluntarily terminates his employment for “good reason,” in which case the executive is entitled to a lump sum payment equal to twice the highest annual salary that the executive had in effect prior to the date of termination less any compensation paid to the executive for service after the change in control, although such reduction cannot reduce the amount of the severance payment below an amount equal to the highest annual salary that the executive had in effect prior to the date of termination.

In addition to the severance payment described above, and regardless of whether the executive remains employed by us or not, if a “change in control” of our company occurs, any unvested stock options then held by the executive will vest in full.

A “change in control” is generally defined as the occurrence of any of the following events:

•       a merger or consolidation involving our company if less than 50% of the voting stock of the surviving company after the business combination is held by persons who were shareholders of our company before the merger or consolidation;

•       a merger or consolidation involving our company if more than 50%, but less than 75%, of the voting stock of the surviving company after the business combination is held by persons who were shareholders of our company before the merger or consolidation unless our Board of Directors approves in advance the merger or consolidation;

•       ownership by a person or group acting in concert of (i) at least 25%, but not 50% or more, of our voting securities unless our board of directors approves in advance the transaction that results in such ownership or (ii) at least 50% or more of our voting securities, regardless of any approval of our board of directors;

•       a sale, lease or transfer of substantially all of our assets to a person or entity not controlled by us;

•       approval by our shareholders of a plan for the liquidation of our company;

•       specified changes in the composition of our board of directors; or

•       any other change in control transaction that would be required to be reported in a filing with the SEC.

For purposes of the severance agreements, “cause” means:

•       the executive’s total disability which results in the executive’s inability to perform the essential functions of the executive’s position, with or without reasonable accommodation, provided the executive has exhausted his entitlement to any applicable leave, if he desires to take and satisfies all eligibility requirements for such leave;

•       the continued failure by the executive to substantially perform his duties after a demand for substantial performance is made that identifies the manner in which we believe that the executive has not substantially performed his duties, and the executive has failed to resume substantial performance within 30 days; or

•       the executive’s conviction, or the entry of a pleading of guilty or nolo contendere by the executive, of any crime involving theft, embezzlement, fraud, or other dishonesty, or any felony; or

•       the willful engaging by the executive in conduct that is demonstrably and materially injurious to our company.

An executive is entitled to terminate his employment for “good reason” if any of the following occurs within 24 months following a change in control of our company:

•       a substantial adverse change in the nature or scope of the executive’s duties, powers, responsibilities, authorities or title from his duties, powers, responsibilities, authorities or title immediately prior to the change in control;

•       a reduction in the executive’s annual base salary or target level of incentive compensation as in effect immediately prior to the change in control;

•       the executive is required to be based at a location that is more than 50 miles from the executive’s principal office immediately prior to the change in control; or

•       any successor company following the change in control refuses to assume and be responsible for our obligations under the agreement.

Change in Control Arrangements under Our Equity-Based Compensation Plans.   Our named executive officers have received stock options granted under either our current MOCON, Inc. 2006 Stock Incentive Plan or one of our two predecessor plans—the MOCON, Inc. 1998 Stock Option Plan or the MOCON, Inc. 1992 Stock Option Plan. Under the terms of these plans and agreements evidencing stock options granted under these plans, stock options become fully vested or exercisable following a “change in control” of our company, which is defined under the plans as:

•       the sale, lease, exchange or other transfer of all or substantially all of the assets of our company to a corporation that is not controlled by us;

•       the approval by our shareholders of any plan or proposal for the liquidation or dissolution of our company;

•       certain merger or business combination transactions;

•       more than 50% of our outstanding voting shares are acquired by any person or group of persons who did not own any shares of common stock on the effective date of the plan; and

•       certain changes in the composition of the Board of Directors.

Effect of Section 280G of the Internal Revenue Code of 1986.   In any event, if any payments to a named executive officer under the severance agreements or otherwise are considered contingent upon a “change in control” for purposes of Section 280G of the Internal Revenue Code of 1986, as amended, and would therefore constitute a “parachute payment” under the Code, then such payments would be reduced to the largest amount as will result in no portion of such payments being subject to the tax imposed by Section 4999 of the Internal Revenue Code.

Potential Payments to Named Executive Officers.   The following table describes the potential payments to each of our named executive officers in the event of a change in control of our company on December 31, 2006 or a termination of the executive’s employment with us on December 31, 2006 either in connection with or within 24 months following a change in control of our company or not in connection with a change in control:

Name	Executive Benefits and Payments	Occurrence of Change in Control	Involuntary Not-for-Cause Termination Not in Connection with a Change in Control	Involuntary Not-for-Cause or Good Reason Termination in Connection with or Within 24 Months Following Change in Control
Robert L. Demorest	Base Salary(1)	$—	$238,470	$476,940
	Unvested and Accelerated Stock Options(2)	9,975	—	9,975
	Total:	9,975	238,470	486,915
Darrell B. Lee	Base Salary(1)		133,000	266,000
	Unvested and Accelerated Stock Options(2)	13,822	—	13,822
	Total:	13,822	133,000	279,822
Dane D. Anderson(3)	Base Salary(1)	—	—	—
	Unvested and Accelerated Stock Options(2)	—	—	—
	Total:	—	—	—
Douglas J. Lindemann	Base Salary(1)		153,530	307,060
	Unvested and Accelerated Stock Options(2)	6,650	—	6,650
	Total:	6,650	153,530	313,710
Daniel W. Mayer	Base Salary(1)		180,082	360,163
	Unvested and Accelerated Stock Options(2)	6,650	—	6,650
	Total:	6,650	180,082	366,813

(1)          The base salary payment for each of the executive’s would be payable in one lump sum as soon as administratively practicable following the termination and conditioned upon the executive signing a general release of claims against us.

(2)          Unvested stock options become fully vested and immediately exercisable upon a change in control. The value of this automatic vesting is based on the difference between (i) the closing sale price of our common stock on December 29, 2006 ($12.73), which was the last trading day of 2006 and (ii) and the exercise price of the options, multiplied by the number of shares of common stock underlying the option that were unvested as of December 31, 2006.

(3)          Mr. Anderson resigned as Vice President, Chief Financial Officer, Treasurer and Secretary effective as of January 23, 2006.

RELATED PARTY RELATIONSHIPS AND TRANSACTIONS

Director and Executive Officer Compensation

Please see “Director Compensation” and “Executive Compensation” for information regarding the compensation of our directors and executive officers and for information regarding agreements we have entered into with our directors and executive officers.

Policies and Procedures Regarding Related Party Transactions

Our Board of Directors has delegated to the Audit Committee, pursuant to the terms of a written policy, the authority to review, approve and ratify related party transactions. If it is not feasible for the Audit Committee to take an action with respect to a proposed related party transaction, our Board or another committee of our Board, may approve or ratify it. No member of our Board or any Board committee may participate in any review, consideration or approval of any related party transaction with respect to which such member or any of his or her immediate family members is the related party.

Our policy defines a “related party transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved will or may be expected to exceed $10,000 in any calendar year, and in which any related party had, has or will have a direct or indirect interest.

Prior to entering into or amending any related party transaction, the party involved must provide notice to our Finance Department of the facts and circumstances of the proposed transaction, including:

•       the related party’s relationship to us and his or her interest in the transaction;

•       the material facts of the proposed related party transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved;

•       the purpose and benefits of the proposed related party transaction with respect to us;

•       if applicable, the availability of other sources of comparable products or services; and

•       an assessment of whether the proposed related party transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

If the Finance Department, with the assistance of our legal counsel, determines the proposed transaction is a related party transaction, the proposed transaction will be submitted to the Audit Committee for consideration. In determining whether to approve a proposed related party transaction, the Audit Committee will consider, among other things, the following:

•       the purpose of the transaction;

•       the benefits of the transaction to us;

•       the impact on a director’s independence in the event the related party is a non-employee director, an immediate family member of a non-employee director or an entity in which a non-employee director is a partner, shareholder or executive officer;

•       the availability of other sources for comparable products or services;

•       the terms of the transaction; and

•       the terms available to unrelated third parties or to employees generally.

We also produce quarterly reports of any amounts paid or payable to, or received or receivable from, any related party. These reports allow us to identify any related party transactions that were not previously approved or ratified. In that event, the transaction will be promptly submitted to the Audit Committee for consideration of all the relevant facts and circumstances, including those considered when a transaction is submitted for pre-approval. Under our policy, certain related party transactions as defined under our policy will be deemed to be pre-approved by the Audit Committee and will not be subject to these procedures.

PROPOSAL TWO—RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of our Board has again selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Although it is not required to do so, our Board wishes to submit the selection of KPMG LLP for shareholder approval at the Annual Meeting. Even if the selection is ratified by our shareholders, the Audit Committee may in its discretion change the appointment at any time during the year, if it determines that such a change would be in the best interests of our company and its shareholders. A representative of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions. If the shareholders do not approve the selection of KPMG LLP, our Board will reconsider its selection.

Audit, Audit-Related, Tax and Other Fees

The following table presents the aggregate fees billed, an estimated amount to be billed for audit services and fee billed for all other professional services rendered by KPMG LLP for the fiscal years ended December 31, 2005 and 2006.

	Aggregate Amount Billed
Services Rendered	2005	2006
Audit Fees(1)	$128,000	$138,000
Audit-Related Fees	0	5,500
Tax Fees(2)	43,500	59,000
All Other Fees	0	0

(1)          These fees consisted of the annual audit of our consolidated financial statements for the applicable year, and the reviews of our consolidated financial statements included in our Form 10-Qs for the first, second and third quarters of the applicable year.

(2)          These fees related to corporate tax preparation and advisory services. The Audit Committee has considered whether the provision of these services is compatible with maintaining KPMG LLP’s independence and has determined that it is.

Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures pursuant to which all audit, audit-related and tax services, and all permissible non-audit services provided by KPMG LLP to us and our subsidiaries, are pre-approved by the Audit Committee. All services rendered by KPMG LLP to us and our subsidiaries during 2006 were permissible under applicable laws and regulations, and all such services provided by KPMG LLP to us were approved in advance by the Audit Committee in accordance with the rules adopted by the Securities and Exchange Commission in order to implement requirements of the Sarbanes-Oxley Act of 2002.

Board Recommendation

Our Board recommends a vote FOR ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. In absence of other instructions, proxies will be voted FOR the approval of the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

AUDIT COMMITTEE REPORT

This report is furnished by the Audit Committee of our Board of Directors with respect to our financial statements for the year ended December 31, 2006.

One of the purposes of the Audit Committee is to oversee our accounting and financial reporting processes and the audit of our annual financial statements. Our management is responsible for the preparation and presentation of complete and accurate financial statements. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit.

In performing its oversight role, the Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2006 with our management. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61,  Communication with Audit Committees (Codification of Statements on Auditing Standards, AU 380), as in effect for our fiscal year ended December 31, 2006. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as in effect for our fiscal year ended December 31, 2006. The Audit Committee has discussed with KPMG LLP its independence and concluded that the independent registered public accounting firm is independent from our company and our management.

Based on the review and discussions of the Audit Committee described above, in reliance on the unqualified opinion of KPMG LLP regarding our audited financial statements, and subject to the limitations on the role and responsibilities of the Audit Committee described above and in the Audit Committee’s charter, the Audit Committee recommended to our Board of Directors that our audited financial statements for the fiscal year ended December 31, 2006 be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee

Richard A. Proulx, Chairman
Donald N. DeMorett
Robert F. Gallagher

The foregoing Audit Committee Report shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of that act. Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, neither of the reports shall be incorporated by reference into any such filings.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each of our directors and executive officers, and each person who owns more than 10% of our outstanding common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and of our other equity securities. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based on review of the copies of such reports furnished to us during the year ended December 31, 2006, and based on representations by our directors and executive officers, all of our directors, executive officers and greater than 10% shareholders complied with all Section 16(a) filings requirements.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Shareholder Proposals

Proposals of shareholders intended to be presented in the proxy materials relating to our 2008 annual meeting of shareholders must be received by us at our principal executive offices on or before December 15, 2007, unless the date of the meeting has been changed by more than 30 calendar days, and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission. A shareholder who wishes to make a proposal at our 2008 annual meeting of shareholders without including the proposal in our proxy statement must notify us by February 28, 2008, unless the date of the meeting has been changed by more than 30 calendar days. If a shareholder fails to provide notice by this date, then the persons named as proxies in the proxies that we solicit for the next annual meeting will have discretionary authority to vote on the proposal.

Director Nominations

The Nominating Committee will consider recommendations for the nomination of directors submitted by our shareholders. Any shareholder of our company seeking to recommend a nominee for director for the Nominating Committee’s consideration must submit a letter addressed to the Nominating Committee, c/o Corporate Secretary, MOCON, Inc., 7500 Boone Avenue North, Minneapolis, Minnesota 55428, clearly identified as “Director Nominee Recommendation.”  Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. All recommendation letters must contain the following information concerning the recommending shareholder:

•       The name and address, including telephone number, of the recommending shareholder;

•       The number of shares of our common stock owned by the recommending shareholder and the time period for which such shares have been held; and

•       If the recommending shareholder is not a shareholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held. (Alternatively, the shareholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the shareholder, together with a statement of the length of time that the shares have been held).

All recommendation letters must contain the information required by Items 401, 403 and 404 of SEC Regulation S-K concerning the proposed nominee. The nominating recommendation must describe all relationships between the proposed nominee and the recommending shareholder and any agreements or understandings between the recommending shareholder and the nominee regarding the nomination. The nominating recommendation must describe all relationships between the proposed nominee and any of our competitors, customers, suppliers, or other persons with special interests regarding our company.

The nominating recommendation must be accompanied by the consent of the proposed nominee to be interviewed by the Nominating Committee, if the Nominating Committee chooses to do so in its discretion (and the recommending shareholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of our company.

To assure time for meaningful consideration and evaluation of the nominees by the Nominating Committee, shareholders seeking to recommend a nominee for director must submit their recommendation letter, as provided above, not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of shareholders. In the event that the date of the annual meeting of shareholders for the current year is more than 30 days following the first anniversary date of the annual meeting of shareholders for the prior year, the submission of a recommendation will be considered timely if it is submitted a reasonable time in advance of the mailing of our proxy statement for the annual meeting of shareholders for the current year. The Nominating Committee will consider only those shareholder recommendations whose submissions comply with these procedural requirements.

The Nominating Committee will evaluate candidates recommended by shareholders in the same manner as those recommended as stated above, except that the Nominating Committee may consider, as one of the factors in its evaluation of shareholder recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group in the equity of our company.

OTHER MATTERS

Our management does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting except those described in this proxy statement. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

COPIES OF 2006 ANNUAL REPORT

WE HAVE SENT TO EACH OF OUR SHAREHOLDERS A COPY OF OUR ANNUAL REPORT TO SHAREHOLDERS, INCLUDING OUR ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006. WE WILL FURNISH A COPY OF ANY EXHIBIT TO OUR FORM 10-K UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH EXHIBITS UPON THE PAYMENT OF OUR REASONABLE EXPENSES IN FURNISHING THE EXHIBITS. SUCH REQUEST SHOULD BE SENT TO: 7500 BOONE AVENUE NORTH, MINNEAPOLIS, MINNESOTA 55428; ATTN:  SHAREHOLDER INFORMATION.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares of common stock by marking, signing, dating and promptly returning the enclosed proxy card in the envelope provided. No postage is required for mailing in the United States.

BY ORDER OF THE BOARD OF DIRECTORS

Darrell B. Lee
Vice President, Chief Financial Officer, Treasurer and Secretary

April 13, 2007
Minneapolis, Minnesota

MOCON, INC.

ANNUAL MEETING OF SHAREHOLDERS
May 17, 2007

MOCON, INC.
7500 Boone Avenue North Minneapolis, Minnesota 55428	proxy

This Proxy is solicited by the Board of Directors for use at the Annual Meeting on May 17, 2007.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” each of the nominees named in Item 1 and “FOR” Item 2.

By signing the proxy, you revoke all prior proxies and appoint Robert L. Demorest and Darrell B. Lee and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR each of the nominees named in Item 1 and FOR Item 2.

1. Election of directors:	01 Robert L. Demorest	06 Richard A. Proulx	☐	Vote FOR	☐	Vote WITHHELD
	02 J. Leonard Frame	07 Donald N. DeMorett		all nominees		for all nominees
	03 Ronald A. Meyer	08 Daniel W. Mayer		(except as marked)
	04 Dean B. Chenoweth	09 Tom C. Thomas
05 Robert F. Gallagher

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratify the selection of KPMG LLP as our independent registered public		☐ For ☐ Against ☐ Abstain
accounting firm for the fiscal year ending December 31, 2007.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE NAMED IN ITEM 1 AND EACH PROPOSAL.

Address Change? Mark Box Indicate changes below:	☐		Date

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.